As filed with the Securities and Exchange Commission on May 1, 1997

                                               Registration No. __________


                      SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549
                            _________________________

                                   FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                            The Securities Act of 1933
                            __________________________


               INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
              (Exact name of registrant as specified in its charter)

     Texas                     6411                    75-1731373
(State or other      (Primary Standard Industrial      (I.R.S. Employer
jurisdiction of       Classification Code Number)    Identification Number)
incorporation
or organization)

    4100 South Hulen Street, Fort Worth, Texas 76109 (817) 731-8621 Address, including zip code, and telephone, including area code, of registrant's principal executive offices)
                          ______________________________

                    Lamar C. Smith, Chairman of the Board
         4100 South Hulen Street, Fort Worth, Texas 76109 (817) 731-8621 (Address, including zip code, and telephone, including area code, of agent for service)
                          ______________________________

                   Copies of all Communications and Notices to:
                           Vernon E. Rew, Jr., Esq.
                          Law, Snakard & Gambill, P.C.
                             3200 Bank One Tower
                           Fort Worth, Texas  76102

     Approximate date of commencement of proposed sale to the public:
June 1, 1997.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

                         CALCULATION OF REGISTRATION FEE

                                    Proposed     Proposed
Title of each          Amount to    maximum      maximum       Amount of
class of                   be       offering     aggregate    registration
securities to          registered   price per    offering         fee
be registered                       unit          price

Class B Nonvoting
Common Stock $.02      150,000      $27.04      $4,056,000.00    $1,230.00



     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                                CROSS REFERENCE SHEET

   Pursuant to Item 501(b) of Regulation S-K under the Securities Act of 1933, as amended.

     Item in Part I of                           Caption and Subcaption
         Form S-1                                  in Prospectus

___________________________________________________________________________


1.  Forepart of the Registration Statement and    Cover Page
    Outside Front Cover Page of Prospectus

2.  Inside Front and Outside Back Cover           Inside Front Cover Page
    Pages of Prospectus                             of Prospectus

3.  Summary Information, Risk Factors and         Prospectus Summary; Risk
    Ratio of Earnings to Fixed Charges            Factors

4.  Use of Proceeds                               Purpose of Offering/Use
                                                  of Proceeds

5.  Determination of Offering Price               Determination of Offering
                                                  Price

6.  Dilution                                      Dilution

7.  Selling Security Holders                      *

8.  Plan of Distribution                          Plan of Distribution

9.  Description of Securities                     Description of Securities
    to be Registered

10. Interest of Named Experts and Counsel         *

11. Information with Respect to the               Prospectus Summary; Risk
    Registrant                                    Factors; Capitalization;
                                                  Price Range of Common
                                                  Stock; Dividend Policy;
                                                  Selected Financial Data;
                                                  Management's Discussion
                                                  and Analysis of
                                                  Financial Condition and
                                                  Results of Operations;
                                                  Business of the
                                                  Company; Management;
                                                  Executive Compensation;
                                                  Principal Shareholders;
                                                  Certain Transactions;
                                                  Description of Securities

Disclosure of Commission Position on              *
Indemnification for Securities Act
Liabilities
                                  ______________________


*  Omitted since answer is either inapplicable or in the negative.





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                               PROSPECTUS
                              (June 1, 1997)

               INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.

                             150,000 Shares
                       CLASS B NONVOTING COMMON STOCK
                        (par value $.02 per share)

     THERE IS NO PUBLIC MARKET FOR THE COMMON STOCK OF INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC. (the "Company") AND IT IS VERY UNLIKELY THAT A MARKET WILL DEVELOP FOLLOWING THIS OFFERING. THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK (See "Risk Factors").

     The Company is offering hereby a minimum of 36,983 shares and a maximum of 150,000 shares of its Class B Nonvoting Common Stock at a price of $27.04 per share. The shares will only be offered to agents of the Company by an officer of the Company who will receive no commission or other remuneration for such service. If a minimum of $1,000,000 of shares are not sold by June 30, 1997 (unless extended by the Company for up to an additional thirty (30)
days) on which date this offering will terminate, then no shares will be issued and any funds received shall be refunded to subscribers. Funds received for the purchase of shares shall be placed in an escrow account with Central Bank & Trust, Fort Worth, Texas, pending the determination as to whether $1,000,000 of the shares have been sold. (See "Plan of Distribution.")
___________________________________________________________________________
___________________________________________________________________________

                                     Underwriting
                    Price            Discounts and          Proceeds to
                    to Public        Commissions (1)        the Company (2)
__________________________________________________________________________


     Per Share       $27.04             None                   $27.04
     Total Minimum   $1,000,000.00      None                  $1,000,000.00
     Total Maximum   $4,056,000.00      None                  $4,056,000.00

__________________________________________________________________________
__________________________________________________________________________





(1) All shares offered will be sold through the Registrant (the Company). This offer is not underwritten, and no commissions will be paid to any party in connection with such sales.

(2) This amount is the gross proceeds to the Company. If a minimum of $1,000,000 of shares are not sold by June 30, 1997, (unless extended by the Company for up to an additional thirty (30) days) on which date this offering will terminate, then no shares shall be issued and any funds received to purchase shares shall be refunded to the subscribers. The expenses of this offering will be borne by the Company and will be in the amount of approximately $75,000 including filing fees, printing, legal, accounting and other miscellaneous fees and expenses.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is June 1, 1997.
                               _________________________









     No person has been authorized in connection with the offering made hereby to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither delivery of this Prospectus nor any sale made hereunder at any time implies that information contained herein is correct as of any time subsequent to its date.

                           ______________________


                            AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of
Section 13(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), as a result of filing a registration statement pursuant to
Section 12(g) of the Securities Exchange Act of 1934 (which became effective on January 24, 1997) with respect to the Company's Class B Non-Voting Common Stock, which was held of record by greater than 500 shareholders at the Company's fiscal year end on September 30, 1996 (although such class of Common Stock is presently held of record by only 480 shareholders), and in accordance therewith files periodic and current reports and other information with the Securities and Exchange Commission (the "Commission"). Prior to the effectiveness of such registration statement, the Company was subject to the informational reporting requirements of Section 15(d) of the Exchange Act. Copies of such reports and other information can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports and other information can also be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 500 West Madison Street (Suite 1400), Chicago, Illinois 60661 and at 75 Park Place, 14th Floor, New York, New York 10007.

     The Company has filed with the Commission a registration statement on Form S-1 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Act. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information, reference is hereby made to the Registration Statement.

                                ___________________













                                TABLE OF CONTENTS

     Item                                                              Page


PROSPECTUS SUMMARY .....................................................1

RISK FACTORS............................................................3

PURPOSE OF OFFERING/USE OF PROCEEDS.....................................5

DETERMINATION OF OFFERING PRICE........................................ 6

DILUTION............................................................... 7

CAPITALIZATION..........................................................7

PRICE RANGE OF COMMON STOCK.............................................8

DIVIDEND POLICY.........................................................8

SELECTED FINANCIAL DATA.................................................9

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS..........................................................10

BUSINESS OF THE COMPANY................................................14

MANAGEMENT.............................................................18

EXECUTIVE COMPENSATION.................................................21

PRINCIPAL SHAREHOLDERS.................................................23

CERTAIN TRANSACTIONS...................................................24

DESCRIPTION OF SECURITIES..............................................25

PLAN OF DISTRIBUTION...................................................28

LEGAL MATTERS..........................................................29

EXPERTS................................................................30

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.............................F-1


APPENDICES

STOCK AGREEMENT            APPENDIX A.................................A-1
SUBSCRIPTION AGREEMENT     APPENDIX B.................................B-1


                                PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus.

The Company

     The Company was incorporated on December 9, 1980 under the laws of the state of Texas, and is engaged in the business of a life insurance general agency for sales to United States military personnel. The Company has six wholly-owned subsidiaries engaged in the same business in the states of Hawaii, Wyoming, Montana, New York, Nevada, and Alabama respectively. The Company's wholly-owned subsidiary, United Services Planning Association, Inc. ("USPA"), is also a Texas corporation, and is a broker-dealer of securities. The Company's wholly-owned subsidiary, First Command Bank, is a federal savings bank. (See "Business of the Company.") The Company's principal executive offices are located at 4100 South Hulen Street, Fort Worth, Texas 76109.

The Offering

Type of Securities                          Class B Nonvoting Common Stock
Number of Shares Outstanding
   Prior to Offering                                     922,257
Number of Shares Offered to be Sold                      150,000
Number of Shares to be Outstanding
  After Offering assuming that all
  of the Shares offered hereby are sold                1,072,257
Estimated Net Proceeds to Company assuming
  that all of the Shares offered hereby
  are sold                                            $3,981,000


     This offer is extended to agents and certain key employees of the Company only, pursuant to a Form S-1 filing with the Securities and Exchange Commission and compliance with state securities laws in the states where offered. Prior to this offering there has been no public market for the common stock of the Company and it is extremely unlikely that a market for the common stock will ever develop. Therefore, the stock price cannot be and is not determined by actions and considerations of any such market. The Company has made prior offerings of Class B Nonvoting Common Stock as follows: a Regulation A offering in 1981 to Company agents, an S-18 offering to this group in 1982, a Regulation A offering to this group in 1984, a Regulation A offering to this group in 1985, a Regulation A offering to this group in 1987, an S-18 offering to this group in 1990, an S-18 offering to this group in 1993, an S-1 offering to this group in 1995, and an S-1 offering to this group in 1996. Presently, the Company has approximately four hundred eighty (480) shareholders, all of whom are required by Texas law to hold licenses as Texas insurance agents.

     In addition, all holders of common shares are subject to Stock Agreements with the Company. The form of Stock Agreement which first time subscribers to shares of Class B Nonvoting Common Stock will be required to enter into is set forth in "Appendix A" attached hereto. Under this Stock Agreement the holder agrees that, in accordance with Texas law pertaining to incorporated insurance agencies, the holder must be duly licensed as a Texas life insurance agent, and, in the event the holder ceases to be so licensed, the holder and the Company agree that the holder's shares will be repurchased by the Company. The shares will also be repurchased by the Company (1) in the event that the holder ceases to be a duly authorized agent of the Company, (2) in the event of the holder's death, or (3) in the event that the holder desires to sell or otherwise dispose of his/her shares. Upon the receipt of written notice of any such event, the Company has ninety (90) days within which to close the repurchase of such shares. Under the terms of the Stock Agreement, the price at which the Company will repurchase such shares is determined by the Company, in its sole and absolute discretion, at least annually. The Company will determine to pay the repurchase price in cash, by delivery of the Company's unsecured promissory note containing such terms and provisions as the Company shall determine, or by a combination of cash and such a promissory note. Under the Stock Agreement, the holder agrees not to transfer, pledge, assign, or otherwise in any manner encumber any such shares, except pursuant to the terms of the Stock Agreement. (See "Description of Securities.")

     As a result of these statutory and contractual restrictions on disposal of the Company's Class B Stock, no market, other than the Company, has ever developed for the Stock, and it is very unlikely that such a market ever will develop. Therefore, the stock price cannot be and is not determined by actions and considerations of any such market.

     While the Company may change its methodology or adjust the Stock price based on other factors at any time in the future, the price at which the Company has purchased Class B Nonvoting Common Stock in the past has been determined from the per share book value* of the Stock at the end of the Company's current fiscal year, reduced by dividends declared for payment on the current year's earnings. In the event that in a given year the entire current year's earnings are not paid as a dividend, the resultant net increase in per share book value over the previous year's similarly computed Stock price is then added incrementally, 1/12th per month for the ensuing 12 months to the current September 30 Stock price (based upon the prior year's
computation).   The book value per share at the end of the fiscal year ended
September 30, 1995, less any dividends declared at the end of fiscal year 1995 resulted in a Class B Stock price at September 30, 1996, of $27.04 per share. The increase in book value per share for the fiscal year ended September 30, 1996, based on the Company's earnings for such fiscal year, was $7.63*, all of which was paid as a dividend on December 2, 1996. Because the Company paid out the full increase in book value between September 30, 1995 and September 30, 1996 as a dividend, the price which the Company will pay throughout fiscal 1997 will remain $27.04 per share. Because there is no public market for the Class B Stock of the Company, this method of determining the price the Company will pay for the Stock may be deemed to be arbitrary. (See "Determination of Offering Price.")

     The shares will be offered until fully subscribed, but in no event beyond midnight on June 30, 1997 (unless extended by the Company for up to an additional thirty (30) days). Ownership of these shares is limited to those agents executing Stock Agreements and licensed as life insurance agents in Texas. The shares offered are Class B Nonvoting Common Stock. (See "Risk Factors," "Plan of Distribution" and "Description of Securities.")

Risk Factors

     The offered stock involves numerous risks, including the absence of a public market for the shares after the offering, restrictions applicable to the shares by the nature of this offering and under the Stock Agreement, and the nature of the Company's market. (See "Risk Factors.")

                            __________________________



______________________

* The calculation of per share book value does not include the effect of reporting the Company's investments at market value as a result of the adoption by the Company of Financial Accounting Standards Board (FASB) Statement #115.

                                  RISK FACTORS

     1. Competition. The Company faces keen and increasing competition. A number of insurance sales groups solicit within the military market. To some extent, the Company relies on replacing competitors' policies with more cost effective ones for a portion of its sales. Competition is equally keen for USPA, due to the numerous investment opportunities available to military personnel. (See "Business of the Company.")

     2. War. Business could be reduced if armed conflict (or even the prospect of armed conflict) involving United States military forces occurs. Such reductions have occurred in the past. In such event, insurance companies can be expected to limit or cease writing policies on military personnel which provide war coverage. Members of the sales force may be called to active duty. The Company could then be unable to cover its current high level of fixed operating expenses.

     3. Reduction in Force. The U.S. military has experienced base closures and a reduction in force over the past few years resulting in a smaller market of active duty members of the military for the Company's services. Further such reductions can occur at any time. However, with approximately 1,500,000 active duty members currently, the Company will still be selling, and providing service, to less than twenty-five percent of its potential market (Rank of E-6 and above including all warrant and commissioned officer ranks). (See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of the Company.")

     4. No Civilian Sales Market. The Company's sales force has never sold competitively in the civilian market, and the Company has no plans to attempt to sell to such market. (See "Business of the Company.")

     5. High Level of Compensation for Company's Agents. The Company must maintain a high level of compensation for its agents, inasmuch as the Company encourages its agents to maintain a high degree of professionalism, and the Company's business is highly competitive. (See "Business of the Company.")

     6. Offering Price. The offering price of $27.04 per share was determined by the Company, in its sole and absolute discretion. There is no established public trading market for the shares, therefore, market forces do not and cannot determine share price. The offering prices results in a price/earnings ratio of approximately 3:1. (See "Prospectus Summary," "Determination of Offering Price" and "Description of Securities.")

     7. No Control for New Investors; Voting Shareholders Control the Company. The Class A voting shareholders will continue to control the Company after the offering, regardless of whether or not the offering is complete, since all of the offered shares will be Class B Nonvoting Stock. The Company has made prior offerings of Class B Nonvoting Common Stock as follows: A Regulation A offering in 1981 to Company agents, an S-18 offering to this group in 1982, a Regulation A offering to this group in 1984, a Regulation A offering to this group in 1985, a Regulation A offering to this group in 1987, an S-18 offering to this group in 1990, an S-18 offering to this group in 1993, an S-1 offering to this group in 1995, and an S-1 offering to this group in 1996. Presently, the Company has approximately four hundred eighty (480) shareholders. The Class A voting shareholders will continue to control the Company after the offering is completed. (See "Principal Shareholders" and "Description of Securities.")

     8. Restrictive Legend; Restrictions on Share Ownership and Transfer. All shares sold pursuant to the offering will bear the following legend which describes additional restrictions on ownership and transfer, more fully described in paragraph "9" below:

     "The transferability of these shares is limited by the provisions of
     Article 2.22 of the Texas Business Corporation Act and Articles 21.07-1 of the Texas Insurance Code, as well as the provisions of the Stock Agreement identified on the reverse side hereof."

     9. Restrictions on Ownership and Transfer of Shares. As required by Texas law, only persons licensed as insurance agents by the state of Texas are permitted to own shares in an insurance agency incorporated in the state of Texas. Each first time shareholder must also execute a Stock Agreement which provides that in the event the shareholder fails to continue as a licensed insurance agent, ceases to be a duly authorized agent of the Company, dies, or desires to sell his shares, the Company will repurchase such shares within a period of ninety (90) days, and that the shares may not be pledged, assigned or encumbered. (See "Description of Securities" and "Appendix A - Stock Agreement.")

     10. Stock Offered Hereunder. All of the Stock offered hereunder is Class B Nonvoting Common Stock. It is unlikely that any Class A Voting Common Stock will be offered in the foreseeable future, and the Class A Voting Common Stock is, and will likely continue to be, owned and voted by present shareholders. (See "Description of Securities.")

     11. Payne Family Stock Agreement. Surviving members of the family of Carroll H. Payne, the Company's founder, Freda J. Payne, Debra Sue Payne, Carroll H. Payne II, and Naomi K. Payne, own 12 of the 25 outstanding shares of the Company's Class A Voting Common Stock and are parties to a certain Stock Agreement dated March 22, 1983, between such family members and the Company which provides, among other things, that in the event that any of such persons desire to sell or otherwise dispose of all or any portion of their Class A Voting Common Stock or in the event of the death of any such person, the other Payne family members shall have the option to purchase such shares, on a proportionate basis, for a period of sixty (60) days. These provisions of such Stock Agreement can be expected to have the effect of concentrating ownership of a significant number of the shares of Class A Voting Common Stock in the hands of first three, then two, and eventually one of these Payne family members.

     12. No Market. There is not now and never has been a market for the Company's Class B Stock other than the Company itself. Because of the statutory and contractual restrictions on disposal of this Stock, it is extremely unlikely that a public market for the Stock will ever develop or that purchasers will be able to sell their shares other than in accordance with the "Stock Agreement." Investors may not be able to readily liquidate their shares of Stock of the Company. (See "Prospectus Summary," "Description of Securities," and "Appendix A-Stock Agreement.")

     13. Management Will Have Broad Discretion Over the Allocation of Proceeds. All (100%) of the net cash proceeds to the Company from this offering (estimated to be $925,000 if the minimum number of shares is sold and $3,981,000 if the maximum number of shares is sold) shall become a part of its working capital, and shall be used for the continuing operation of the Company's business, for further development and expansion, and for limited contingency planning. Management of the Company will have broad discretion in determining the specific application of all of such net cash proceeds. (See "Purpose of Offering/Use of Proceeds.")

     14. Agency Agreements Terminable at Will or Upon Short Notice. All of the agency agreements which the Company or its insurance agency subsidiaries have with the ten insurance carriers the Company represents as general agent are terminable at will or upon short notice. The Company has been doing business with these insurance carriers for from nine to twenty-six years or more (with the exception of the newest of the carriers represented by the Company, which the Company has done business with for less than one year) and is not aware of any intent on the part of any of these carriers to terminate any agency agreement. (See "Business of the Company.")

     15. Make-Up of Company's Assets. Marketable securities, consisting of mutual fund shares, make up approximately sixty three percent (63%) of the Company's assets. Such securities are subject to fluctuations in value as a result of market forces. Furthermore, under applicable accounting policies, such securities are reported by the Company at such fair market value. (See "Index to Consolidated Financial Statements - Note 2, Summary of Significant Accounting Policies - Marketable Securities.")

     16. Excess of Current Liabilities Over Current Assets. As of March 31, 1997 the Company's current liabilities of $27.4 million exceed its current assets of $19.6 million by $7.8 million. This is principally due to the amount of outstanding loans to the Company from insurance carriers calculated on first year commissions to be earned by the Company on certain insurance policies sold by its agents. See paragraph "17" below. If, for any reason, the Company is unable to meet its current liabilities as they become due, this could have an adverse impact on the Company's operations.

     17. Loans From Insurance Carriers. The Company has loan agreements with five of the insurance carriers it represents as general agent whereby the carriers loan an amount to the Company equal to the difference between the total amount of first year commissions to be earned by the Company on certain insurance policies sold by its agents and the amount of commissions actually earned by the Company as of any particular date. As of March 31, 1997, outstanding loans from insurance carriers to the Company totalled approximately $11.6 million. Each of the loan agreements provides that the outstanding balance of any loan be repaid immediately by the Company if the policy upon which the loan was calculated is canceled during its first year. However, historically, less than five percent (5%) of the policies sold by the Company are canceled during the first year of the policy. (See "Business of the Company - Insurance Agency Operations.")

     18. Government Regulation of the Company's Insurance, Securities and Banking Businesses. The insurance, securities and banking industries are heavily regulated as to trade practices. The Company and its agents, USPA and its registered representatives, and its bank employees must be continuously aware of such regulations and comply fully at all times. Regulatory fines, sanctions and suspensions do occur in the insurance, securities and banking industries, and can have a negative effect on financial results. (See "Business of the Company - Regulation and Competition.")

     19. Possible Dilution of Ownership as a Result of Future Stock Offerings. Over the past fifteen years the Company has made a total of ten stock offerings to its agents, including this offering, and the Company may make additional stock offerings to its agents in future years. Any such future stock offerings may have the effect of diluting the percentage ownership of a stockholder in the Company's Class B Common Stock and the accompanying benefits with respect thereto, including dividends declared and paid on such stock, if any. (See "Prospectus Summary - The Offering" and "Purpose of Offering/Use of Proceeds".)

                       PURPOSE OF OFFERING/USE OF PROCEEDS

     The primary purpose of this offering is not to raise capital, but to provide the Company's Agents and certain key employees an opportunity to purchase the shares being offered hereby. The Company's need for capital has long been satisfied by its earnings history. The Company is vitally committed to its long-term perpetuation as currently constituted to the degree practical. The Company believes that offering the opportunity of stock ownership to its Agents and key employees provides an incentive to produce and to be concerned with efficiency, and encourages longer term representation or employment. The stock ownership structure of the Company is predicated on the belief that the incentive benefits of stock ownership serve these purposes. In that connection, the Company also believes that stock should be retained only by those who are currently actively involved in the conduct of the Company's business, hence the Company has been consistently interested in exercising its right to repurchase all shares offered back to treasury and in limiting to five percent of shares outstanding any individual shareholder's interest in the Company.

     Over the past fifteen years the Company has made a total of ten stock offerings to its agents, including this offering, and the Company may make additional stock offerings to its agents in future years. Any such future stock offerings may have the effect of diluting the percentage ownership of a stockholder in the Company's Class B Common Stock and the accompanying benefits with respect thereto, including dividends declared and paid on such stock, if any. (See "Prospectus Summary - The Offering").

     The proceeds received by the Company from this offering will be contributed to the capital of the Company. The Company estimates that the cost of this offering (including filing fees, printing, legal, accounting, and other miscellaneous fees and expenses) will amount to approximately $75,000 regardless of the number of shares sold, and the Company shall use a portion of the proceeds received by it from this offering to pay such costs. All of the net cash proceeds to the Company from this offering (estimated to be $925,000 if the minimum number of shares is sold and $3,981,000 if the maximum number of shares is sold) shall become a part of its working capital, and shall be used for the continuing operation of the Company's business, for further development and expansion, and for limited contingency planning. It is not anticipated that any part of the net proceeds will be used for the purpose of retiring or reducing any indebtedness of the Company. Management of the Company will have broad discretion in determining the specific application of all of such net cash proceeds consistent with the above.

                        DETERMINATION OF OFFERING PRICE

     While the Company may change its methodology or adjust the Stock price based on other factors at any time in the future, the price at which the Company has purchased Class B Nonvoting Common Stock in the past has been determined from the per share book value* of the Stock at the end of the Company's current fiscal year, reduced by dividends declared for payment on the current year's earnings. The resultant net increase in per share book value over the previous year's similarly computed Stock price is then added incrementally, 1/12th per month for the ensuing 12 months to the current
September 30 Stock price (based upon the prior year's computation).   For
example, the book value per share at the end of the fiscal year ended September 30, 1995, less any dividends declared at the end of fiscal year 1995 resulted in a Class B Stock price at September 30, 1996, of $27.04 per share. The increase in book value per share for the fiscal year ended September 30, 1996, was $7.63*, all of which was paid as a dividend on December 2, 1996. Because the Company paid out the full increase in book value between September 30, 1995 and September 30, 1996 as a dividend, the price which the Company will pay throughout fiscal 1997 will remain $27.04 per share. Because there is no public market for the Class B Stock of the Company, this method of determining the price the Company will pay for the Stock, if applied by the Company, may be deemed to be arbitrary.

* The calculation of per share book value does not include the effect of reporting the Company's investments at market value as a result of the adoption by the Company of Financial Accounting Standards Board (FASB) Statement #115. For fiscal year 1996, the application of FASB Statement #115 resulted in an addition to stockholders equity reported as Unrealized Holding Gains. The Board of Directors determined that, for purposes of the determination of the price per share, such Unrealized Holding Gains should be excluded so that the method of calculation will be consistent with historical practice.


                                      DILUTION

     Based on the balance sheet of the Company as of September 30, 1996, ** the net tangible book value ("book value") per share before this offering is $27.04 and the book value per share as a result of this offering, assuming the sale of all 150,000 shares offered hereby, will be $26.97. This offering therefore results in a decrease in book value per share of $0.07 and a dilutive effect to purchasers in this offering of $0.07 per share (the difference between the per share offering price of $27.04, and the post-offering per share book value of $26.97).
___________________
** Adjusted to reflect the December 1996 dividend of $7.63 per share and the currently outstanding number of shares of 922,257. In addition, the shares of Class A Voting Common Stock, of which there are only 25 outstanding, are not included. This calculation does not include Unrealized Holding Gains resulting from the adoption of FASB Statement #115. (See "Determination of Offering Price".)
                                 ____________________



                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of September 30, 1996, and as adjusted to give effect to the sale by the Company of the 150,000 shares of the Class B Nonvoting Common Stock offered hereby and the application of the estimated net proceeds therefrom. See "Purpose of Offering/Use of Proceeds."



                                                         September 30, 1996
                                                         -------------------
                                                         Actual        As
                                                                     Adjusted

Long-Term Obligations:

     Building tenant deposits . . . . . . . . . . . . . $ 1,611     $ 1,611

     Notes Payable(1) . . . . . . . . . . . . . . . . . 494,650     494,650

     Deferred Career Commission Plan payable (2) . . 14,571,565  14,571,565

     Deferred income taxes(3) . . . . . . . . . . . . 1,930,874   1,930,874

          Total Long-Term Obligations . . . . . . . .16,998,700  16,998,700

Stockholders' Equity(4):
  Common Stock
        Class A - Voting . .. . . . . . . . . . . . . . . . .10          10

        Class B - Non-Voting  . . . . . . . . . . . . .  55,729      55,729

     Additional paid-in capital. . . . . . . . . . .  2,830,260   6,808,260

     Retained earnings(5). . . . . . . . . . . . . . 31,223,388  31,223,388

     Unrealized holding gains(6) . . . . . . . . . .  9,875,400   9,875,400

     Treasury stock - Class A Common, at par . . . .         (8)         (8)

     Treasury stock - Class B Common, at par . . . .    (36,072)    (33,072)

          Total Stockholders' Equity . . . . . . . . 43,948,707  47,929,707

          Total Capitalization . . . . . . . . . . $ 60,947,407 $64,928,407

________________________
  (1)  See Note 5 to the Company's Consolidated Financial Statements
  (2)  See Note 10 to the Company's Consolidated Financial Statements
  (3)  See Note 8 to the Company's Consolidated Financial Statements
  (4)  See Note 6 to the Company's Consolidated Financial Statements
  (5)  See Notes 7 and 11 to the Company's Consolidated Financial Statements
  (6)  See Note 3 to the Company's Consolidated Financial Statements


                         PRICE RANGE OF COMMON STOCK

Market Information

     There is presently no market for the Company's common stock, of either class, and it is very unlikely that a market will develop in the future. As an insurance agency incorporated in Texas, only insurance agents licensed in Texas can own the Company's stock. Therefore, the stock price cannot be and is not determined by actions and considerations of any such market. See "Prospectus Summary," "Determination of Offering Price," and "Description of Securities."

Number of Security Holders

     As of March 31, 1997, the Company had 14 stockholders of record of its Class A - Voting Common Stock, and 480 stockholders of record of its Class B
- Nonvoting Common Stock.

                                 DIVIDEND POLICY

Dividend History and Restriction

     Holders of common shares are generally entitled to receive dividends as may be declared by the Board of Directors from funds legally available therefor. Although the Company has paid dividends on its common shares in the years 1987, 1988, 1989, 1990, 1991, 1992, 1993, 1994, 1995, and 1996, no
assurance can be given that any dividends will be declared and paid in the future. Future dividend policies shall be subject to the discretion of the Board of Directors and will depend upon a number of factors, including, among other things, future earnings, capital requirements (particularly capital needed for rapid growth or a major business initiative), war, and the financial condition of the Company, any one of which could cause the Company to be unable to pay dividends in one or more years. There are currently no legal or contractual restrictions that materially limit the Company's ability to pay dividends.

     Following is a history of the dividends paid by the Company since inception. Dividends have only been paid on its Class B - non-voting common stock.

          Date of Record                      Payment Date       Per Share
                                                                    (1)

          October 20, 1987                   December 3, 1987       $8.00
          September 30, 1988                 November 30, 1988       2.10
          September 30, 1989                 November 30, 1989       2.65
          September 30, 1990                 November 28, 1990       3.00
          September 30, 1991                 November 30, 1991       4.00
          September 30, 1992                 December 1, 1992        6.59
          September 30, 1993                 December 1, 1993        7.31
          September 30, 1994                 December 1, 1994        4.88
          September 30, 1995                 December 1, 1995        4.50
          September 30, 1996                 December 2, 1996        7.63

     (1) On October 31, 1988, the Company's stockholders approved an amendment to the Company's Articles of Incorporation whereby the Company's Class B common stock would split on a basis of five new shares for each one share then outstanding. The par value of the stock was correspondingly reduced from a par value of $.10 per share to a par value of $.02 per share. The stock split became effective on November 1, 1988.



                              SELECTED FINANCIAL DATA

     The following table sets forth selected consolidated financial data of the Company for the five years ended September 30, 1992 through 1996, and for the periods ended March 31, 1996 and 1997. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes thereto included elsewhere herein. The selected consolidated financial data for the years ended September 30, 1992 through 1996 was derived from the audited financial statements of the Company. The financial data for March 31, 1996 and 1997 is unaudited.

                              Six Months Ended March 31,

Income Statement                1997               1996
Data:

Commissions                   $59,557,969       $57,412,659
Revenue

Operating Expenses            (55,641,437)      (54,129,323)

Operating Income                3,916,532         3,283,336

Other Income                    5,246,052         3,682,394

Income before                   9,162,584         6,465,730
Income Taxes

Income Taxes                   (2,957,992)       (2,216,056)

Net Income                    $ 6,204,592       $ 4,749,674

Earnings Per Share            $      6.56       $      4.91

Cash Dividends                $       ---       $       ---
Declared

Balance Sheet Data:

Working Capital               $(7,815,510)      $(9,563,382)
(Deficit)


(1) Loans from                 11,582,720        10,819,335
Insurance Companies
(Included in Working
Capital)

Total Assets                   85,981,910        75,097,451

Long Term                      17,761,137        14,020,897
Obligations

Stockholders' Equity           40,796,239        38,734,541


                                  Years Ended September 30,

Income Statement      1996           1995            1994          1993           1992
Data:

Commissions        $116,632,069   $108,443,810   $100,491,633   $ 93,767,954   $ 83,885,886
Revenue

Operating Expenses (109,040,366)  (102,510,314    (93,421,636)   (86,224,269)   (77,374,218)

Operating Income      7,591,703      5,933,496      7,069,997      7,543,685      6,511,668

Other Income          3,719,793      4,201,478      3,464,253      3,280,284      3,368,056

Income before        11,311,496     10,134,974     10,534,250     10,823,969      9,879,724
Income Taxes

Income Taxes         (3,842,639)    (3,417,024)    (3,561,062)    (3,567,212)    (3,592,814)

Net Income           $7,468,857     $6,717,950     $6,973,188     $7,256,757     $6,286,910

Earnings Per Share   $     7.97     $     7.18     $     7.51     $     7.65           5.89

Cash Dividends       $     7.63     $     4.50     $     4.88     $     7.31           6.59
Declared

Balance Sheet Data:

Working Capital     $(3,816,198)   $(5,876,390)   $(6,577,744)   $(2,510,885)  $(11,642,662)
(Deficit)

(1) Loans from       10,458,853     12,319,485     11,128,518     10,681,383     12,528,037
Insurance Companies
(Included in Working
Capital)

Total Assets         88,689,932     79,634,999     66,095,600     54,590,033     56,262,287

Long Term            16,998,700     12,376,835      7,256,834      3,006,623        589,624
Obligations

Stockholders'        43,948,707     40,014,745     32,193,799     29,121,614     28,212,818
Equity

(1) This loan balance will continue to perpetuate as long as the Company continues to do business with these insurance companies on the same premise as in the past.




     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                   AND RESULTS OF OPERATIONS

The following is management's discussion and analysis of certain significant factors which have affected the Company's financial position and operating results during the periods included in the accompanying consolidated financial statements.


Results of Operations

Six Months Ended March 31, 1997 and 1996 - Comparison

     During the six months ended March 31, 1997, the demand for life insurance and mutual fund investments marketed by the Company to U.S. military personnel remained strong. Commission revenue for the six months ended March 31, 1997, increased 3.7% to $59,557,969 from $57,412,659 recorded during the comparable period in 1996. This overall increase in commission revenue is a trend which has occurred over the past several years, and is expected to continue in the future due to the long term personal financial management philosophy espoused to clients, an effectively trained sales force and efficient marketing practices used by the Company's sales agents. The Company's analysis of the impact of base closures and force reduction in the U.S. Military indicates to the Company a minimal impact upon existing agents in the field and a market which will continue to present an opportunity for growth of the Company's business.

     Commissions, incentive commissions and agent expenses for the six months ended March 31, 1997 increased 2.5% or $1,072,769 from the same period in 1996. Generally, in the past there has been a constant relationship between commission revenues and commissions, incentive commissions and agent expenses. Commissions, incentive commissions, and agent expenses have decreased as a percentage of commission revenues due to a decline in the voluntary allocation to the agents' Deferred Career Commission Plan (DCCP) of $248,000 from the comparative six month period in 1996. Without this reduction to the DCCP, commissions, incentive commissions and agent expenses would have increased 3.1% from the comparative period.

     General and administrative expenses for the six months ended March 31, 1997 increased 3.7%, or $439,345, from the same period in 1996. This increase is primarily due to costs involved in the redesign of the corporate database used by the home office. This redesign will result in improved efficiencies in both personnel and computer hardware costs in the future. In addition, increased data processing costs and general inflationary factors contributed to higher operating costs.

     The total of other income for the initial six months of fiscal year 1997 increased 42.5% to $5,246,052 from $3,682,394 earned in the comparable six month period for 1996. This increase is primarily attributable to greater distributions from mutual funds.


Three Months Ended March 31, 1997 and 1996 - Comparison

Income from operations for the current quarter increased $1,089,655 or 60.7%, from the comparable period in 1996. The increase is attributable to a 5.4% improvement in commission revenue for the quarter. This favorable change was enhanced by a 1.4% decrease in general and administrative expenses and partially offset by a 2.7% increase in commissions, incentive commissions and agent expenses.

     The total of other income for the current quarter of 1997 increased to $285,632 from $207,127 earned in the comparable three month period in 1996. This increase is primarily attributable to greater interest and investment income in 1997.

Fiscal Years Ended September 30, 1996, 1995 and 1994 - Comparison

     During the year ended September 30, 1996, the demand for life insurance and mutual fund investments marketed by the Company to U.S. military personnel remained strong and total current sales continued to increase. Commission revenue for the year ended September 30, 1996 increased 7.6% to $116,632,069 from $108,4443,810 recorded during the year ended September 30, 1995. This compares to a 7.9% increase from fiscal year 1994 to 1995. The percentage increase in commission revenue for fiscal year 1996 is the second lowest increase since fiscal year 1992. However, the largest increases in recent years has been 11.8%. After factoring in the recent low inflation rates, the increase in commission revenue of 7.6% is still very comparable to the past several years. These variances are attributable to IRA, Inc. and each of its subsidiaries. This overall increase in commission revenue is considered to be continuing a trend which has occurred over the past several years, and is expected to continue in the future due to the long term personal financial management philosophy espoused to clients, an effectively trained sales force and efficient marketing practices used by the Company's sales agents.

     The overall growth in commission revenue occurred at a lower rate for insurance sales than it did for mutual fund sales. During the past fiscal year commission revenue for insurance sales increased 5.5% to $72,975,873 and commission revenue for mutual fund sales increased 11.1% to $43,656,196. The percentage increases from fiscal year 1994 to 1995 were 9.2% and 5.8%, respectively, for insurance and mutual fund sales. The larger percentage increase in mutual fund sales was due mainly to the abundance of favorable press given to mutual funds over the past couple of years and the public's increased recognition of the importance of saving for retirement. The Company does not foresee a decrease in mutual fund investing in the future unless a serious "bear market" were to occur and investors start becoming more conservative in their savings methods.

     The Company's analysis of the impact of base closures and force reduction in the U.S. military indicates to the Company a minimal impact upon existing agents in the field and a market which will continue to present an opportunity for growth of the Company's business. Specifically, the Company estimates that it will still be selling, and providing service, to less than twenty-five percent of its potential overall market (Rank of E-6 and above including all warrant and commissioned officer ranks) during the forthcoming year.

     Commissions, incentive commissions, and agent expenses for the years ended September 30, 1996 and 1995 increased 7.2% and 8.9%, respectively, in the aggregate. These increases are consistent with the increase in commissions revenue. Commissions, incentive commissions, and agent expenses have been 74% of commission revenues for each of the past three fiscal years.

This constant relationship may not continue in the future because it is expected that a growing proportion of the future increases in commission revenue will result from trail or renewal commissions. Trail and renewal commission revenue result from sales made in prior years.

     The Company receives reduced commissions for several years subsequent to the actual sale, whereas agents generally receive all of their commissions during the twelve months following a sale. Therefore, commissions and agent expenses could decrease in relation to commission revenue. This has yet to occur since part of the compensation paid by the Company to its agents is in the form of discretionary incentive commissions called "Future Incentive Commissions" and voluntary allocations to the agents' Deferred Career Commission Plan (DCCP). By utilizing these discretionary compensation methods the Company has the ability to better control its costs, as well as provide more rewards to the best producing sales agents.

     General and administrative expenses for the years ended September 30, 1996 and 1995 increased $728,499 or 3.3% and $2,483,083 or 12.7%, respectively, over their prior years. The increase from 1995 to 1996 is considered a general inflationary increase. A significant component of the fiscal year 1995 increases were salaries and other employee benefit related costs resulting from hiring additional employees and providing existing employees with competitive pay increases. These new employees' salaries and other employee benefit related costs, in addition to standard pay raises, caused general and administrative expenses to increase from $11,161,606 in fiscal year 1994 to $12,073,913 in fiscal year 1995. This represents an 8.2%
increase from fiscal year 1994 to 1995.   The additional employees hired
during fiscal year 1995 were primarily in the Financial Programs department. The remaining significant increase in general and administrative expenses from fiscal year 1994 to 1995 resulted from a major PC software project titled "WinUSPA." This project will redesign the field automation system currently used by the Company's agents. The WinUSPA project is currently in the implementation stage.

     The total of other income for the year ended September 30, 1996 increased $481,685 to $3,719,793. The total of other income for the year ended September 30, 1995 increased $737,225 from the prior year. These fluctuations of other income are mainly due to the timing of mutual fund distributions.

     Income before income taxes has remained fairly constant as a percentage of commission revenues for the past few years. For the years ended September 30, 1996, 1995 and 1994, income before income taxes has been 9.7%, 9.3% and 10.5% of total commission revenues.

Liquidity and Financial Resources

As of the Six Months Ended March 31, 1997

     The Company has historically operated with a working capital deficiency.

The Company has been able to do this because of its loans from insurance companies. As long as the Company does business with these insurance companies in the current manner (there are no current intentions to change) the loan balance will continue to replenish itself from new first year insurance commission loans. The Company had a ratio of current assets to current liabilities of .72 to 1 and .86 to 1 at March 31, 1997, and September 30, 1996, respectively. The decline in the current ratio is the result of paying dividends of $7,498,703 on December 2, 1996, to the shareholders of record as of September 30, 1996, and the paying of normal year-end incentive bonuses of $5,597,907 to the Company's sales agents. The current ratio is expected to improve due to income from operations during the fiscal year.

     Cash and cash equivalents, consisting primarily of money market funds, are used to finance the Company's current operations and are held as a reserve for the payment of current liabilities. Marketable securities have been accumulated in anticipation of future capital expenditures and as an additional reserve against contingencies. As of March 31, 1997, the significant non-recurring short-term obligation requiring the immediate use of resources is the completion of the "WinUSPA" and "Phoenix `96" software projects for approximately $1.7 million.

     The Company is planning to complete a stock offering during the quarter ended September 30, 1997. The purpose of this offering is the same as it was in 1996, 1995 and 1993. The estimated net proceeds shall be used for the continuing operation of the Company's business, for further development and expansion, and for limited contingency planning. It is not anticipated that any part of the net proceeds will be used for the purpose of retiring or reducing any indebtedness of the Company.

As of the Fiscal Year Ended September 30, 1996

     The Company has operated with a working capital deficiency during all of the periods presented in the accompanying selected financial data. The Company has been able to do this because of its loans from insurance companies. As long as the Company continues to do business in this manner with these insurance companies (there are no current intentions to change) the loan balance will continue to replenish itself from first year insurance commission advances. The Company had a ratio of current assets to current liabilities of .86 to 1 and .78 to 1 at September 30, 1996 and 1995, respectively. The current ratios when excluding the loans from insurance companies balances are 1.38 to 1 and 1.43 to 1, respectively.

     The Company had a net increase of $2,675,735 in cash and cash equivalents from the prior year. As reflected in the statement of cash flows, net cash provided by operating activities continued to remain strong. During the year ended September 30, 1996, a significant amount of cash flows were utilized in investing activities. The two most significant investment cash flow uses in 1996 were the purchase of $4,087,976 of mutual fund shares and $523,287 of property and equipment.

     The Company has land which is intended to be used as a future site for the construction of a building. The Company is planning to accumulate $3,800,000 annually through 1998, for a total accumulation of $19,000,000 for the construction of this additional office facility for the Home Office. The remaining retained earnings of the Company have been accumulated in anticipation of other future capital expenditures and as an additional reserve against contingencies.

     These retained earnings have for the most part been invested in equity and money market mutual funds. The equity funds have been classified as noncurrent assets since there are no intentions to liquidate these investments during the next year.

     From its inception, the Company has exercised its option of purchasing the Company stock owned by agents and employees when their active association with the Companies ended. During the years ended September 30, 1996 and 1995 the Company redeemed 129,963 shares and 39,325 shares, respectively. The Company plans to continue to exercise this option so as to limit stock ownership to those actively involved in the business.

     During the year ended September 30, 1996 and 1995, 104,700 and 147,742 shares of Class B, non-voting common stock were issued from Treasury Stock at $26.56 and $23.44 per share, respectively. These stock offerings were accomplished using registration statement Form S-1. The primary purpose of these offerings was to provide the Company's agents with an opportunity to purchase shares of the Company. The net proceeds will be used for the continuing operation of the Company's business, for further development and expansion, and for limited contingency planning. It is not anticipated that any part of the net proceeds will be used for the purpose of retiring or reducing any indebtedness of the Company.

     Return on total equity was 19% and 21% for 1996 and 1995, respectively. Management has goals of maintaining a return of 15% to 25% in the future.

     Presently, the Company has no debt outstanding under its $1,000,000 revolving line of credit. The Company feels that, between its current cash position and the working capital generated by operations, it can adequately meet normal financing requirements and any future expansion goals.

                             BUSINESS OF THE COMPANY

General Statement of Company's Purpose

     The primary business purpose of Independent Research Agency for Life Insurance, Inc. ("the Company") and its insurance agency subsidiaries is the sale of life insurance and, through its subsidiary, United Services Planning Association, Inc., the sale of mutual funds to active duty and former commissioned, warrant and noncommissioned officers of the United States Military services and their families. Additionally, the Company has just established First Command Bank, a federal savings bank, to extend consumer banking products and services to the Company's clients. The Company's Board of Directors considers profit necessary but secondary to expanded service to its clientele.

History of the Company

     The Company began operations in January 1964, as a sole proprietorship owned by Carroll H. Payne, doing business as the "Carroll H. Payne Agency." On January 1, 1971, the name was changed to "Independent Research Agency for Life Insurance." On January 1, 1977, the Company was organized as a partnership (IRA Partnership) under the general partnership laws of the state of Texas. On March 9, 1981, the IRA Partnership exchanged all of its assets relating to the operation of its life insurance business (substantially all of its assets) to Independent Research Agency for Life Insurance, Inc., a corporation formed by the partners of IRA Partnership under the laws of the state of Texas on December 9, 1980. Thereafter, IRA Partnership continued in existence under another name, but all of its former life insurance operations are now owned and conducted by the Company. The IRA Partnership was dissolved in 1992.

     One of the partnership assets acquired by the Company was all of the shares of "Independent Research Agency for Life Insurance, Inc.," a Hawaii corporation, incorporated under the laws of the state of Hawaii on September 14, 1979. It is a wholly-owned subsidiary of the Company and is a life insurance general agency in the state of Hawaii.

     On March 9, 1981, the Company acquired all of the shares of United Services Planning Association, Inc. ("USPA"), a corporation incorporated under the laws of the state of Texas on November 24, 1958, and USPA is a wholly-owned subsidiary of the Company.

     On April 28, 1982, the Company formed a wholly-owned subsidiary, "Independent Research Agency for Life Insurance, Inc.," a Wyoming corporation. On February 14, 1983, the Company formed a wholly-owned subsidiary, "Independent Research Agency for Life Insurance, Inc.," a Montana corporation. On September 2, 1983, the Company formed a wholly-owned subsidiary, "Independent Research Agency (New York), Inc.," a New York corporation. On January 15, 1988, the Company formed a wholly-owned subsidiary, "Independent Research Agency for Life Insurance, Inc.," a Nevada corporation. On June 28, 1994, the Company formed a wholly-owned subsidiary, "Independent Research Agency for Life Insurance, Inc.," an Alabama Corporation. These five subsidiaries are life insurance general agencies in the states where formed.

     On March 21, 1997, the Company formed a wholly-owned subsidiary, "First Command Bank", a federal savings bank (the "Bank"). The Bank was approved to accept deposits and commence operations on April 21, 1997.

     In addition, the Company markets a relatively small number of variable annuities through one insurance carrier.

Insurance Agency Operations

     As an insurance agency, the Company markets insurance products offered by several insurance carriers. These products are individual whole life and term life insurance policies. In addition, the Company markets a relatively small number of variable annuities through one insurance carrier. The Company is authorized to market an insurance carrier's products by entering into an agency agreement with the carrier. A typical agency agreement allows the Company to solicit applications for insurance and to submit the applications to the carrier for approval, as well as to deliver policies issued by the carrier. The Company and its insurance agency subsidiaries have agency agreements with ten insurance carriers. Consistent with industry practice, all the agreements to which the Company and its subsidiaries are parties are terminable at will or upon very short notice.

     The Company's income is derived principally from commissions earned from the sale of insurance products. Commissions are generally a percentage of the premiums paid by clients. The Company has loan agreements with five of the insurance carriers it represents as general agent whereby the carriers loan an amount to the Company equal to the difference between the total amount of first year commissions to be earned by the Company on certain insurance policies sold by its agents and the amount of the commissions actually earned by the Company as of any particular date. The total amount of such loans decreased to $10,458,853 as of September 30, 1996 from $12,319,485 as of September 30, 1995, due to a shift in sales of policies from carriers with whom the Company does not have such loan agreements. Each of the loan agreements provides that the outstanding balance of any loan be repaid immediately by the Company if the policy upon which the loan was calculated is canceled during its first year. Historically, less than five percent (5%) of the policies sold by the Company are canceled during the first year of the policy.

     For the fiscal years ended September 30, 1996, 1995, and 1994 the commissions earned by the Company from insurance carriers for insurance solicited by it and the percentage thereof of total commission revenue (shown parenthetically) were $72,975,873 (63%), $69,165,124 (64%), and $63,367,022
(63%), respectively. (Total commission revenue represents gross revenue before deduction of commissions to registered representatives/agents and other expenses of operation.)

     The Company's business is dependent upon its market of active duty and former members of the United States military services and their families. The Company's sales force has never sold competitively in the open civilian market, and the Company has no plans to attempt to sell to such market. In management's view, the Company is not reliant upon its relationship with any one insurance carrier, as it can substitute carriers if needed under similar terms.

Investment Sales Operations

     The Company's subsidiary USPA is a broker-dealer of several different mutual funds pursuant to written agreements with the investment companies. USPA has the non-exclusive right to sell shares of the mutual funds through its agents and receives commissions from such sales. These sales are principally of mutual funds which have the stated objective of long-term capital growth, primarily through systematic investment plans or open account brokerage arrangements depending on suitability considerations.

     USPA is not obligated to meet any stated sales volume for any particular mutual fund. USPA does not bear any part of the cost of printing prospectuses used in connection with any mutual fund offering nor does it bear the costs of supplemental sales literature, promotion or advertising. The agreements between USPA and the investment companies are continuous and provide for termination without penalty by either party on written notice. For the fiscal years ended September 30, 1996, 1995 and 1994, commissions earned on the sale of shares of mutual funds and the percentage thereof of total commission revenue (shown parenthetically) were $43,656,196 (37%), $39,278,686 (36%), and $37,124,611 (37%), respectively. (Total commission revenue represents gross revenue before deduction of commissions to registered representatives/agents and other expenses of operation.)

Banking Operations

     The Company has established First Command Bank (the "Bank"), a federal savings bank, to offer consumer banking products and services to the Company's clients. As a federally chartered savings association, the Bank is subject to the primary supervision of the Office of Thrift Supervision. The Bank was formed on March 21, 1997, and was approved to accept deposits and commence operations on April 21, 1997. The Bank is a wholly-owned subsidiary of the Company and has been initially capitalized by the Company for $6 million which was drawn from current liquid assets of the Company. The Company cannot predict at this time what financial results the Bank's operations will generate.

Marketing

     The Company offers life insurance products, and through USPA, mutual fund products in the states in which it and its subsidiaries are authorized to do business, through independent licensed agents who are paid on a commission basis. The selling efforts of the Company are concentrated on U.S. career military personnel and sales to existing clients formerly on active duty. Management believes that the products offered (and, in the case of life insurance products, the benefits and premium rates related thereto) are generally competitive with those of other such products available for sale in its market. The Company believes that its most valuable asset is its trained and established force of field representatives. The Company's average number of field agents during fiscal 1996 was 603. As of March 31, 1997 the Company had 606 field agents appointed.

     The Company's analysis of the impact of base closures and force reduction in the U.S. military indicates to the Company a minimal impact upon existing agents in the field and a market which will continue to present an opportunity for growth of the Company's business. Specifically, the Company estimates that it will still be selling, and providing service, to less than twenty-five percent of its potential overall market (Rank of E-6 and above including all warrant and commissioned officer ranks).

     During fiscal year 1996, the Company's sales efforts resulted in over 47,274 life insurance policies being filed with coverage exceeding $3.7 billion. Total insurance in force at September 30, 1996 exceeded $28.0 billion. In addition, during fiscal year 1996, nearly 62,318 mutual fund applications were processed. These applications have a face value of $1.06 billion. The Company's clients had more than $8.71 billion invested in mutual funds.

Regulation and Competition

     The insurance, securities and banking industries are heavily regulated as to trade practices. State insurance laws and regulations are particularly restrictive as to the advertising and solicitation of insurance. Agents of the Company are duly examined and licensed and must be continually aware of such regulations and comply fully at all times. Neither the Company nor its predecessors have ever been required to cease doing business in any locale as the result of a violation of such laws and regulations. USPA is subject to both federal and state regulation as a broker-dealer of securities. Securities laws are most stringent as to the advertising of, solicitation of, accounting for, and general representation of securities sold. Representatives of USPA must be registered representatives of the National Association of Securities Dealers, Inc. ("NASD"), and licensed with the Securities Department in the state in which they represent USPA. Neither USPA nor any of its representatives has ever been fined, suspended, or required to cease doing business in any locale as the result of a violation of NASD or state laws, rules, or regulations. The Company's federal savings bank operations, which were established to provide consumer banking products and services to the Company's clients, are subject to the primary supervision of the Office of Thrift Supervision.

     Competition is keen in the life insurance, securities and consumer banking businesses. A number of life insurance companies are engaged in sales to military personnel, offering a variety of policies. These competitors are also able, through affiliations with securities organizations, to offer investments to military personnel in competition with USPA. Additionally, military personnel are offered a number of other specialized savings and investment opportunities, by other organizations such as commercial banks and credit unions. The Company's sales force has never sold competitively in the open civilian market.

Taxation of the Company

     The Company will be taxed under the usual practices of taxation applicable to corporations.

Personnel

     The Company utilizes the services of personnel employed by USPA, for which it reimburses USPA. USPA employs approximately three (300) people full-time at present, whose functions are administrative and sales supportive. All sales by the Company and by USPA are made by independent contractor field agents, of which there are approximately six hundred six
(606) at present.

Properties

     The Company owns, unencumbered, the building at 4100 South Hulen Street, Fort Worth, Texas, in which its home office operation is conducted. A portion (approximately 14%) of this 128,000 square foot building is being leased to third parties. The Company also owns, unencumbered, approximately
8.77 acres of unimproved land immediately adjacent to such building. This land is being held for future growth of the Company. The Company owns one residential property in Fort Worth, Tarrant County, Texas, which is currently rented on a month-to-month basis to the Company's Director of Training. Monthly rent is currently paid to the Company for that portion of such residence personally used by this employee. The rent paid is $1,000 per month. The management of the Company considers the above monthly rent to be fair and reasonable in the view of the amount of personal living space rented in the residence by this individual. This residential property has traditionally been used for lodging of agents, and entertainment of prospective agents and current agents. Some of these business guests remain for conferences and seminars conducted by the Company for periods from one to fourteen days. The Company owns eight motor vehicles and substantial office equipment, including printing and computer equipment.

Legal Proceedings

     Neither the Company nor any of its subsidiaries are involved in any legal proceedings, nor are any such proceedings pending.

                             MANAGEMENT

     A. Identification - The following is a list in tabular form of all Company Directors and Executive Officers as of January 1, 1997, providing their names, ages and positions held as well as the period of time they have served in each position. No arrangements or understandings exist between any of these individuals and any other persons pursuant to which they have been, or will be, selected as a Director or Executive Officer. The term of office of all Executive Officers is one year. The term of Executive office of a Director is, under the Classified Board system of election adopted by the Company in 1989, three years.

     Name                Age         Positions-Time Served

Lamar C. Smith            49         Director (1983 - Present), Chairman of
                                     the Board and Chief Executive Officer
                                     (1992 - Present), President and Chief
                                     Executive Officer (1991), President and
                                     Chief Operating Officer (1985 - 1991),
                                     Member of Executive Committee of
                                     Board of Directors (1985 - Present)

James L. Lanier           57         Director (1988 - Present), President
                                     and Chief Operating Officer (1992 -
                                     Present), Senior Vice President and
                                     Director of Marketing (1990 - 1991),
                                     Member of Executive Committee of
                                     Board of Directors (1990 - Present),
                                     Regional Vice President (1988 - 1989)

Howard M. Crump           50         Director (1990 - Present), Regional
                                     Vice President (1990 - 1991), Senior
                                     Vice President and Director of
                                     Marketing (1992 - Present), Member of
                                     Executive Committee of the Board of
                                     Directors (1992 - Present)

Hal N. Craig              60         Director (1993 - Present), Vice
                                     President and Director of Management
                                     Information Systems (1992 - 1993),
                                     Chief Information Officer (1994 -
                                     Present)

Donaldson D. Frizzell     64         Director (1993 - Present), Vice
                                     President and Director of
                                     Investments (1992 - Present)

Jerry D. Gray             48         Vice President and Director of Client
                                     Services (1988 - 1989), Director
                                     (1990 - Present), Regional Vice
                                     President (1990 - 1993)

Clinton C. Hayes          45         Director (1992 - Present), Regional
                                     Vice President (1992 - 1993)

David P. Thoreson          65        Director (1994 - Present)

G. Norman Coder            59        Director (1983 - Present),
                                     Secretary (1980 - Present)

Carroll H. Payne II        42        Director (1983 - Present) (1)

Naomi K. Payne             39        Director (1983 - Present) (1)

William A. Dast            60        Director (1983 - Present), Senior
                                     Vice President (1993 - 1996),
                                     Treasurer (1980 - 1996), Member
                                     of Executive Committee of Board of
                                     Directors (1990 - 1996)

Martin R. Durbin           36        Treasurer and Chief Financial Officer
                                     (1996 - Present), Assistant to the
                                     Chairman of the Board (1995 - 1996),
                                     Registered Representative and Agent
                                     (1991 - 1995), Director of Commission
                                     Accounting (1983 - 1991)

(1) Carroll H. Payne and Naomi K. Payne are siblings. There are no other family relationships between any of the Directors and Executive Officers of the Company or its subsidiaries.


     B. Business Experience - The following is a brief description of the business experience of each Director and Executive Officer during at least the past five years:

     Lamar C. Smith - Having previously been an agent, District Agent, Regional Vice President*, Senior Vice President and Director of Marketing, Mr. Smith was elected President and Chief Operating Officer of the Company in December 1985, and became President and Chief Executive Officer in December 1990, in which capacities he served until January 1992 at which time he became Chairman of the Board and Chief Executive Officer, in which positions he continues to serve.

     James N. Lanier - Mr. Lanier became an agent of the Company in 1983, a District Agent in 1986, an Assistant Regional Agent in 1987, and in 1988 he was elected a Director and Regional Vice President. In January 1990 he became Senior Vice President and Director of Marketing, in which positions he served until January 1992 at which time be became President and Chief Operating Officer, in which positions he continues to serve.

     Howard M. Crump - Having been an agent and District Agent, Mr. Crump was appointed Assistant Regional Agent in 1983 and became Regional Agent in January 1990. Mr Crump was elected Director and Regional Vice President in April 1990, in which capacities he served until January 1992 when he became Senior Vice President and Director of Marketing, in which positions he continues to serve.

     Hal N. Craig - Having previously been an agent, and Director of Programming, Mr. Craig became the Director of Insurance Services in 1988. In 1990 Mr. Craig became the Director of Management Information Systems and was elected Vice President effective January 1992. He was elected a Director effective January 1, 1993. He became Chief Information Officer in 1994.

     Donaldson D. Frizzell - Having previously been an agent, Mr. Frizzell became Director of Investments in 1984 and was elected a Vice President effective January 1992. He continues to serve in these capacities. He was elected a Director effective January 1, 1994.

     Jerry D. Gray - Having previously been an agent and District Agent, Mr. Gray became an Assistant Regional Agent in 1982, and was elected a Director and Regional Vice President in 1986, in which capacities he served until 1988, at which time he was elected a Vice President and became the Director of Client Services. Beginning in 1990, he was reelected a Director and Regional Vice President, in which capacities he served through 1993. In 1994 he was reelected a Director.

     Clinton C. Hayes - Having previously been an agent and District Agent, Mr. Hayes became an Assistant Regional Agent in 1988 in which position he served until October 1992 when he became a Regional Agent. Mr. Hayes was elected a Director and Regional Vice President effective December 1992, in which capacities he served through 1993. In 1994 he was reelected a Director.

     David P. Thoreson - Having previously been an agent and District Agent, Mr. Thoreson became a Regional Agent in 1988 and was elected a Director in 1994, in which capacities he continues to serve.

     G. Norman Coder - Mr. Coder has been the Company's Secretary since its creation (1980). He has been on its Board of Directors since 1983.

     Carroll H. Payne II - Mr. Payne was elected a Director in 1983 and continues to serve in this capacity. An established Architect, he was principally employed as such by Albert S. Komatsu and Associates, Fort Worth, Texas from 1984 to 1988 and is currently self-employed.

     Naomi K. Payne - Ms. Payne was also elected a Director in 1983, and continues in that capacity. She has heretofore been engaged in working with, and coordinating assistance for, deaf and otherwise handicapped students through various agencies and institutions dedicated to such students.

     William A. Dast - Mr. Dast has been on the Company's Board of Directors since 1983. He was the Company's Treasurer from 1980 through 1996, and was a Senior Vice President from 1993 through 1996.

     Martin R. Durbin - Mr. Durbin was elected Treasurer of the Company in 1996, at which time he also became its Chief Financial Officer and the Director of Financial Services. He was originally employed by USPA in 1983 and was a field agent of the Company from 1991 through June, 1995, at which time he was again employed by USPA as Assistant to the Chairman of the Board.

_________________________

          *  Called "Field Vice President" in 1982.

          Messrs. Smith, Lanier, Crump, and Payne also serve on the Executive Committee of the Company's Board of Directors. Messrs. Smith, Lanier and Crump also serve on the Boards of Directors of various subsidiaries of the Company, particularly of United Services Planning Association, Inc. ("USPA"), the Company's major subsidiary. All of the Company's Executive Officers serve in the same capacities for USPA.

     C. Involvement In Certain Legal Proceedings - None of the Directors or Executive Officers of the Company have been during the past five years, nor are currently, involved in any regulatory, or civil or criminal court proceedings of any kind.

                            EXECUTIVE COMPENSATION

     A.  Cash Compensation

The following Summary Compensation Table sets forth the cash compensation and certain other components of the compensation of the Chief Executive Officer and the other four most highly compensated executive officers of the Company in fiscal year 1996.

                       Summary Compensation Table

Name and           Fiscal     Annual Compensation               All Other
Principal           Year      Salary        Bonus     Other   Compensation
Position                                                           (1)

Lamar C. Smith     1996     $398,666     $170,000     -----      $22,500
 Chairman of the   1995      386,399      160,000     -----       30,000
  Board and Chief  1994      358,334      150,000     -----       30,000
  Executive Officer

James N. Lanier    1996      306,242      133,000     -----       22,500
 President and     1995      297,114      121,000     -----       30,000
  Chief Operating  1994      273,105      115,000     -----       30,000
  Officer

Howard M. Crump    1996      266,583      104,000     -----       22,500
 Senior Vice       1995      257,339       95,000     -----       30,000
  President and    1994      236,341       87,000     -----       30,000
  Director of
  Marketing

William A. Dast    1996      173,112       93,000     -----       22,500
 Senior Vice       1995      167,760       85,000     -----       30,000
  President and    1994      151,786       80,000     -----       30,000
  Treasurer

G. Norman Coder    1996      142,582       66,000     -----      22,500
 Counsel and       1995      137,430       64,000     -----      29,829
  Secretary        1994      124,320       62,000     -----      27,312

  (1) Contribution paid on the employee's behalf into a profit sharing retirement plan. See B. below.


   B.     Compensation Pursuant to Plans

          A profit sharing retirement plan exists for employees of the Company's subsidiary, USPA, under the terms of which up to fifteen percent (15%) of annual compensation, or $22,500, whichever is less, is contributed and held in trust of such employees until termination of employment, retirement or death/disability. During the Company's fiscal year ending September 30, 1996, the contribution to this plan on behalf of the highly compensated executive officers was limited to $22,500, and $112,500 was contributed on behalf of these Executive Officers as a group. No stock option plans exist or are contemplated as to the Company's stock.

   C.     Other Compensations

          No other compensation not covered by the above, such as personal benefits, securities, or property, was paid or distributed during the Company's fiscal year ending September 30, 1996, to the individuals named or identified as members of the group above, the aggregate amount of which, as to any of such individuals, was either the lesser of $50,000 or ten percent (10%) of the cash compensation described above.

   D.     Compensation of Directors

          Directors who are Company employees or agents of the Company actively engaged in sales or sales management are paid $600 for personal attendance at full Board meetings. All other Directors are paid a quarterly retainer of $4,000 plus a meeting fee of $600. If these latter Directors serve at a Board committee meeting in conjunction with a Board or other Company meeting, they are paid $300 for such committee meeting. If they serve at a Board committee meeting not in conjunction with any other Company meeting, they are paid $500 for such meeting. If one of this latter group of Directors participates in a telephone/teleconference or video-conference Board or Board committee meeting, they are paid $300 for such participation. Expenses of all Directors required to travel to a meeting are either paid or reimbursed. Additionally, Directors in the latter group described above are reimbursed at the rate of $50 per hour for travel time. During the Company's fiscal year ending September 30, 1996, a total of $31,500 was paid by the Company to its Directors. No fees are paid for serving as a Director of a subsidiary except for two Directors of First Command Bank who are not otherwise employed by Company or its subsidiaries. These two individuals will be paid $1,000 plus travel expenses each time they personally attend a full Board meeting of First Command Bank.

                        PRINCIPAL SHAREHOLDERS

The following table sets forth, as of March 31, 1997, the number of shares of Class A Voting Common Stock and Class B Nonvoting Common Stock and the percentage of outstanding shares of each class owned of record by each person who beneficially owns more than five percent of a class of common stock, by each Executive Officer and Director of the Company, and by all Executive Officers and Directors as a group.

Name and Address of        Title of     Amount and Nature of    Percent of
  Beneficial Owner          Class       Beneficial Ownership      Class

Freda J. Payne
6812 Riverdale             Class A                  3 shares       12.00
Fort Worth, TX 76132       Class B             46,977 shares        5.09

Carroll H. Payne II
5763 Glenwillow Court      Class A                  3 shares       12.00
Fort Worth, TX 76132       Class B             46,977 shares        5.09

Debra S. Payne
5910 N. Central            Class A                  3 shares       12.00
Expressway, Suite 1000     Class B             46,528 shares        5.05
Dallas, TX 75206

Naomi K. Payne
11 Marion Terrace          Class A                  3 shares       12.00
Brookline, MA 02146        Class B             46,977 shares        5.09

Lamar C. Smith
6245 Locke Avenue          Class A                  2 shares        8.00
Fort Worth, TX 76116       Class B             36,000 shares        3.90

James N. Lanier
3500 Bellaire Park Ct.     Class A                  2 shares        8.00
Fort Worth, TX 76109       Class B             14,000 shares        1.52

Howard M. Crump
3458 Bellwood Court        Class A                  2 shares        8.00
Fort Worth, TX 76109       Class B             22,000 shares        2.39

William A. Dast
2005 Kelly Rd.             Class A                   1 share        4.00
Aledo, TX 76008

Hal N. Craig
4429 Dunwick Lane          Class A                   1 share        4.00
Fort Worth, TX 76109       Class B              5,000 shares        0.54

Donaldson D. Frizzell
6920 Tumbling Trail        Class A                   1 share        4.00
Fort Worth, TX 76116       Class B              6,500 shares         .70

Jerry D. Gray
5705 Cameron Hall Place    Class A                   1 share        4.00
Atlanta, GA  30328         Class B             18,500 shares        2.01

David P. Thoreson
2016 Empire Mine Circle    Class A                   1 share        4.00
Gold River, CA  95670      Class B             26,350 shares        2.86

Clinton C. Hayes
792 Coverdale Court        Class A                   1 share        4.00
Virginia Beach, VA  23452  Class B             16,750 shares        1.82

Martin R. Durbin
5910 C.R. 805 C            Class B              1,125 shares        0.12
Cleburne, TX 76031

G. Norman Coder
4016 Edgehill Road         Class A                   1 share        4.00
Fort Worth, TX 76116       Class B             22,647 shares        2.46

All Executive Officers     Class A                 25 shares      100.00
and Directors as a Group   Class B            356,331 shares       38.64
(15 persons)

                             CERTAIN TRANSACTIONS

   A. In May 1995, pursuant to the offering of the Company's stock under a registration statement on Form S-1, effective February 8, 1995, 20,842 shares of the Class B Nonvoting Common Stock of the Company were issued to individuals who were either Executive Officers and/or Directors of the Company during the year ended September 30, 1995 for a total consideration of $488,536 ($23.44 per share). A total of 147,742 shares of Class B Nonvoting Common Stock of the Company were sold during the offering for the total consideration of $3,463,072 ($23.44 per share).

   B. During the year ended September 30, 1995, no shares of the Class B Nonvoting Common Stock were repurchased by the Company from then current Executive Officers and/or Directors under the terms of the Stock Agreements with such persons. A total of 39,325 shares of Class B Nonvoting Common Stock were repurchased by the Company from all persons under the terms of the Stock Agreements with such persons during such period for the total consideration of $916,006 (price per share averaged $23.29).

   C. In September, 1996, pursuant to the offering of the Company's stock under a registration statement on Form S-1, effective May 30, 1996, 15,500 shares of the Class B Nonvoting Common Stock of the Company were issued to individuals who were either Executive Officers and/or Directors of the Company during the year ended September 30, 1996 for a total consideration of $411,680 ($26.56 per share). A total of 104,700 shares of Class B Nonvoting Common Stock of the Company were sold during the offering for the total consideration of $2,780,832 ($26.56 per share).

   D. During the year ended September 30, 1996, no shares of the Class B Nonvoting Common Stock were repurchased by the Company from then current Executive Officers and/or Directors under the terms of the Stock Agreements with such persons. A total of 129,963 shares of Class B Nonvoting Common Stock were repurchased by the Company from all persons under the terms of the Stock Agreements with such persons during such period for the total consideration of $3,382,449 (price per share averaged $26.03).

                         DESCRIPTION OF SECURITIES

   The Company is authorized to issue two classes of shares which are designated Class A Voting Common and Class B Nonvoting Common. The total number of shares that the Company is authorized to issue is 1,000 shares of Class A Voting Common, with a par value of $.10 per share, and 100,000,000 shares of Class B Nonvoting Common, with a par value of $.02 per share. Holders of Class A Voting Common shares are entitled to cast one vote for each share held of record in all matters presented to the shareholders, including election of the Board of Directors. The holders of Class A Voting Common do not have cumulative voting rights; therefore, the holders of more than 50 percent of the outstanding shares of Class A Voting Common can elect all Directors. The Bylaws of the Company provide for the classification of the Board of Directors into three classes, each class comprised of approximately one-third of the members of the Board of Directors. The members of each class of the Board of Directors serve for a term ending three years following the year in which elected. A Director of the Company may be removed from the Board of Directors, with or without cause, only by vote of the holders of not less than 80 percent of the outstanding shares of Class A Voting Common entitled to vote thereon. Holders of Class B Nonvoting Common shares, which are being offered hereby, have no voting rights, except for certain voting rights in the event of certain extraordinary transactions (such as a merger of the Company) as provided by the Texas Business Corporation Act, or as otherwise provided by law.

   All holders of common shares are entitled to receive dividends as may be declared by the Board of Directors from funds legally available therefor. Although the Company has paid dividends on its common shares in the years 1987, 1988, 1989, 1990, 1991, 1992, 1993, 1994, 1995 and 1996, no assurance can be given that any dividends will be declared and paid in the future. Future dividend policies shall be subject to the discretion of the Board of Directors and will depend upon a number of factors, including, among other things, future earnings, capital requirements, and the financial condition of the Company. Holders of common shares do not have preemptive rights to subscribe to any additional shares issued by the Company. In the event of liquidation, all holders of common shares are entitled to share pro rata in any distribution of the Company's assets after payment of liabilities.

   All holders of common shares are subject to Stock Agreements with the Company. First time subscribers to shares of Class B Nonvoting Common Stock are required to enter into a Stock Agreement which provides, among other things, that in the event a shareholder fails to continue as a licensed insurance agent, ceases to be a duly authorized agent of the Company, dies, or desires to sell his/her shares, the Company will repurchase such shares within a period of ninety (90) days. This Stock Agreement also restricts a shareholder from owning or holding shares in excess of five percent (5%) of the Company's outstanding shares of Common Stock.

   The form of Stock Agreement which first time subscribers to shares of Class B Nonvoting Common Stock are required to enter into is set forth in "Appendix A" attached hereto. Under this Stock Agreement the holder agrees that, in accordance with Texas law pertaining to incorporated insurance agencies, the holder must be duly licensed as a Texas life insurance agent, and, in the event the holder ceases to be so licensed, the holder and the Company agree that the holder's shares will be repurchased by the Company. The shares will also be repurchased by the Company (1) in the event that the holder ceases to be a duly authorized agent of the Company, (2) in the event of the holder's death, or (3) in the event that the holder desires to sell or otherwise dispose of his/her shares. Upon the receipt of written notice of any such event, the Company has ninety (90) days within which to close the repurchase of such shares. Under the terms of the Stock Agreement, the price at which the Company will repurchase such shares is determined by the Company, in its sole and absolute discretion, at least annually. The Company will determine to pay the repurchase price in cash, by delivery of the Company's unsecured promissory note containing such terms and provisions as Company shall determine, or by a combination of cash and such a promissory note. Under the Stock Agreement, the holder agrees not to transfer, pledge, assign, or otherwise in any manner encumber any such shares, except pursuant to the terms of the Stock Agreement. (See "Description of Securities.")

   The Stock Agreement also provides that in the event the shareholder is the owner or holder of shares of Class B Nonvoting Common Stock representing more than five percent (5%) of the Company's outstanding shares of common stock, the Company shall have the right, on thirty (30) days written notice to shareholder, to repurchase that number of shares of common stock of shareholder representing the shares in excess of such five percent (5%) limitation, taking into account all other planned redemptions of stock by the Company at that time, under the same general terms and conditions as set forth above. Although the Company can exercise such right of repurchase at any time, the Company intends to effect a redemption of shares prior to the declaration or payment of a dividend on shares of common stock of the Company so that a dividend is not paid on shares owned or held by a shareholder which are in excess of five percent (5%) of the Company's outstanding shares of common stock.

   As a result of these statutory and contractual restrictions on disposal of the Company's Class B Stock, no market, other than the Company, has ever developed for the Stock, and it is extremely unlikely that such a market will ever develop.

   While the Company may change its methodology or adjust the Stock price based on other factors at any time in the future, the price at which the Company has purchased Class B Nonvoting Common Stock in the past has been determined from the per share book value* of the Stock at the end of the Company's current fiscal year, reduced by dividends declared for payment on the current year's earnings. The resultant net increase in per share book value over the previous year's similarly computed Stock price is then added incrementally, 1/12th per month for the ensuing 12 months to the current
September 30 Stock price (based upon the prior year's computation).   For
example, the book value per share at the end of the fiscal year ended September 30, 1995, less any dividends declared at the end of fiscal year 1995 resulted in a Class B Stock price at September 30, 1996, of $27.04 per share. The increase in book value per share for the fiscal year ended September 30, 1996, was $7.63*, all of which was paid as a dividend on December 2, 1996. Because the Company paid out the full increase in book value between September 30, 1995 and September 30, 1996 as a dividend, the price which the Company will pay throughout fiscal 1996 will remain $27.04 per share. Because there is no public market for the Class B Stock of the Company, this method of determining the price the Company will pay for the Stock may be deemed to be arbitrary. (See "Determination of Offering Price.")

   There are no plans under consideration by the Company for any business combination (as defined below). Under Article Ten of the Company's Articles of Incorporation, any business combination with an interested shareholder (as defined below) shall require the affirmative vote of the holders of at least 95 percent of the then outstanding shares of the capital stock of the Company, voting together as a single class, unless (a) the Board of Directors of the Company, by an 80 percent vote, (1) expressly approves in advance the acquisition of shares that caused the interested shareholder to become an interested shareholder, or (2) expressly approves the business combination, or (b) the interested shareholder pays to the holders of the capital stock of the Company


         *The calculation of per share book value does not include the effect of reporting the Company's investments at market value as a result of the application by the Company of Financial Accounting Standards Board (FASB) Statement #115 not less than the fair price (as defined below) paid by such person in acquiring any of its holdings of the Company's capital stock.
Under Article Ten of the Company's Articles of Incorporation, the following terms are defined as follows:

         (a) a "business combination" shall mean (1) any merger or consolidation of the Company with an interested shareholder or any other corporation which is, or after such merger or consolidation would be, an affiliate of an interested shareholder; (2) a sale or other disposition to or with an interested shareholder or affiliate of an interested shareholder of substantially all of the assets of the Company; (3) the issuance or transfer by the Company of the securities of the Company to an interested shareholder in a transaction having a fair market value of $2,000,000 or more; (4) the adoption of a plan or proposal for liquidation or dissolution of the Company proposed by or on behalf of an interested shareholder or an affiliate of an interested shareholder; and (5) any reclassification of securities or recapitalization of the Company or any other transaction which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity of the Company which is directly or indirectly owned by an interested shareholder or an affiliate of an interested shareholder;

         (b) an "interested shareholder" shall mean any person who is a beneficial owner, directly or indirectly, of more than 10 percent of the shares of any class of the outstanding capital Stock of the Company, or is an assignee of or has otherwise succeeded to any shares of any class of the capital Stock of the Company which were at any time within the two year period immediately preceding the date in question beneficially owned by an interested shareholder; and

         (c) a "fair price" shall mean the amount determined by the majority of the Board of Directors to be the highest per share equivalent price that can be determined to have been paid at any time by the interested shareholder for any share or shares of any class or series of the capital stock of the Company, plus interest from the date the interested shareholder became an interested shareholder through the date of the business combination at the rate of 7 percent per annum, less the aggregate amount of any dividends paid during such time period.

   The above description of the Company's common shares is a summary only, and is qualified in its entirety by reference to the Company's Articles of Incorporation and Bylaws and the Stock Agreement.




                        PLAN OF DISTRIBUTION

   All shares offered will be sold through the Registrant (the Company). This offer is not underwritten, and no commission will be paid to any party in connection with such sales. No shares are to be offered or sold in any state until there is compliance with the securities laws for such state.

   1.  Offerees.

   The shares sold pursuant to this offering will be offered only to agents of the Company by an officer of the Company who will receive no commission or other remuneration for such service. Each offeree will be provided with a copy of this Prospectus. Shares can be owned only by insurance agents licensed by the state of Texas.


   2.  Terms of Sales.

   Subscription for shares offered will be by execution of a Subscription Agreement. (See "Appendix B - Subscription Agreement.") If a minimum of $1,000,000 of shares are not sold by June 30, 1997 (unless extended by the Company for up to an additional thirty (30) days) on which date this offering will terminate, then no shares shall be issued and any funds received to purchase shares shall be refunded. All sales will be made for cash, payable not later than August 31, 1997 (unless extended by the Company for up to an additional thirty (30) days). In the event that more shares are subscribed for than are offered hereunder, subscriptions will be prioritized according to the date received and by consideration of the past contribution and future potential of the subscriber to the Company's objectives, as determined by the Executive Committee of the Board of Directors of the Company. The Executive Committee will give consideration to any recommendations which it may receive, with respect to these criteria, from District and Regional Agents (through Regional Agents) of the Company, but the Committee's decision shall be final. Also, the Board of Directors of the Company has resolved that its intent is that no individual shareholder shall be issued or shall hold shares of the Company's Stock in such a quantity as to result in such shareholder owning more than five percent of the Company's outstanding Stock, and this intent shall apply to this offering. Assuming the minimum amount of shares are sold, immediately after termination of the offering, on June 30, 1997 (unless extended by the Company for up to an additional thirty (30) days), the Company shall notify each subscriber as to the number of shares available to such subscriber (either verify the mount subscribed for or advising of any proposed adjustment to such subscription). Cash payment for all such subscriptions must be received not later than August 31, 1997 (unless extended by the Company for up to an additional thirty (30) days). Payment for shares after that date will not be accepted and the subscription for such shares shall be rejected.

   Each first time purchaser of Class B Nonvoting Common Stock of the Company, offered hereby, will execute a Stock Agreement, as set forth in "Appendix A" hereto. This Stock Agreement provides for repurchase of Stock by the Company under certain circumstances. (See "Description of Securities.") The Company will establish a repurchase price for any Stock falling within the terms of the Stock Agreement. (See "Appendix A - Stock Agreement.")


   3.  Termination of Offering.

   In no event shall any shares be sold pursuant to this Registration after midnight, June 30, 1997 (unless extended by the Company for up to an additional thirty (30) days), on which date this offering shall terminate, without regard to whether all of the shares offered herein have been subscribed. Funds received for the purchase of shares shall be placed in an escrow account with Central Bank & Trust, Fort Worth, Texas, and shall be refunded if the minimum of $1,000,000 of shares are not sold.


                          LEGAL MATTERS

   The validity of the shares being offered hereby has been passed upon for the Company by the law firm of Law, Snakard & Gambill, P.C., Fort Worth, Texas.




                             EXPERTS

   The financial statements included in this Prospectus and in the Registration Statement have been included in reliance on the report of Brantley, Frazier, Rogers & Co., P.C., Fort Worth, Texas, independent accountants, given on the authority of such firm as experts in auditing and accounting.




             INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Financial Statements

   The accompanying consolidated financial statements of Independent Research Agency for Life Insurance, Inc. and Subsidiaries which consist of unaudited financial statements as of March 31, 1997, and for the six months ended March 31, 1997 and 1996, and audited financial statements as of September 30, 1996 and 1995 and for the fiscal years ended September 30, 1996, 1995 and 1994 are presented in accordance with Regulation S-X and in conformity with generally accepted accounting principles, as required. The Company is subject to the reporting requirements of Section 13(a) of the Securities Exchange Act of 1934 as a result of filing a registration statement pursuant to Section 12(g) of the Securities Exchange Act of 1934 (which became effective on January 24,
1997) with respect to the Company's Class B Non-Voting Common Stock, which was held of record by greater than 500 shareholders at the Company's fiscal year end on September 30, 1996 (although such class of Common Stock is presently held of record by only 480 shareholders), and in accordance therewith files periodic and current reports and other information with the Securities and Exchange Commission (the "Commission"). Prior to the effectiveness of such registration statement, the Company was subject to the informational reporting requirements of Section 15(d) of the Exchange Act. Copies of such reports and other information can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports and other information can also be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 500 West Madison Street (Suite 1400), Chicago, Illinois 60661 and at 75 Park Place, 14th Floor, New York, New York 10007.

     The Company has filed with the Commission a registration statement on Form S-1 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Act. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information, reference is hereby made to the Registration Statement.

The selected quarterly financial data required by Item 302(a) of Regulation S-K is omitted because the Registrant does not meet both of the specified tests.

Unaudited Interim Financial Statements and Notes to Interim Financial
Statements                                                              Page

Condensed Consolidated Balance Sheet - March 31, 1997 . . . . . . . . . .F-3

Condensed Consolidated Statements of Income - Six month and
  three month periods ended March 31, 1997 and 1996 . . . . . . . . . . .F-5

Condensed Consolidated Statements of Cash Flows - Six month
  periods ended March 31, 1997 and 1996. . . . . . . . . . . . . . . . . F-6

Notes to Condensed Consolidated Financial Statements . . . . . . . . . . F-7

                                        F-1

Audited Financial Statements and Notes to Financial Statements
                                                                        Page

Report of Independent Certified Public Accountants . . . . . . . . . . . F-10

Consolidated Balance Sheets - September 30, 1996, 1995, and 1994 . . . . F-11

Consolidated Statements of Income - Years ended September 30, 1996,
  1995 and 1994 . . . . . . . . . . . . . . . . . . . . . . . . . . . . .F-13

Consolidated Statements of Changes in Stockholders' Equity - Years
  ended September 30, 1996, 1995 and 1994 . . . . . . . . . . . . . . . .F-14

Consolidated Statements of Cash Flows - Years ended September 30,
  1996, 1995 and 1994 . . . . . . . . . . . . . . . . . . . . . . . . . .F-16

Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . F-18




                                      F-2


             INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                              AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED BALANCE SHEET

                              (UNAUDITED)

ASSETS

                                          March 31,   September 30,
                                            1997          1996
CURRENT ASSETS                          (Unaudited)        *
  Cash and cash equivalents         $  16,069,718 $  19,448,932
  Commissions receivable                2,013,328     2,671,831
  Agents' loans and advances              637,836       745,189
  Other receivables                       630,077       416,220
  Prepaid expenses                        258,065       110,139
  Deferred income taxes                         0       534,016
                                      ------------  ------------
    Total Current Assets               19,609,024    23,926,327
                                      ------------  ------------
PROPERTY AND EQUIPMENT
  Property and equipment               20,020,430    19,907,089
  Less: Accumulated depreciation       (7,835,411)   (7,292,895)
                                      ------------  ------------
    Total Property and Equipment       12,185,019    12,614,194
                                      ------------  ------------
OTHER ASSETS
  Marketable securities, at market     54,075,400    52,036,944
  Memberships                              62,467        62,467
  Notes receivable - Other                 50,000        50,000
                                      ------------  ------------
    Total Other Assets                 54,187,867    52,149,411
                                      ------------  ------------
TOTAL ASSETS                        $  85,981,910 $  88,689,932
                                      ============  ============



                                   F-3

                    LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                  $      56,690 $     423,714
  Accrued commissions payable           2,938,911     2,758,258
  Accrued bonuses payable               7,288,117     9,959,319
  Income taxes payable                  1,817,455         4,981
  Accrued sales meeting expense         2,516,065     1,557,397
  Other accrued liabilities               603,840     1,966,287
  Notes payable                           620,736       613,716
  Loans from insurance companies       11,582,720    10,458,853
                                      ------------  ------------
    Total Current Liabilities          27,424,534    27,742,525
                                      ------------  ------------
LONG-TERM OBLIGATIONS
  Sales meeting and other                   1,611         1,611
  Notes payable                                 0       494,650
  Deferred Career Commission Plan paya 16,733,797    14,571,565
  Deferred income taxes                 1,025,729     1,930,874
                                      ------------  ------------
    Total Long-term Obligations        17,761,137    16,998,700
                                      ------------  ------------
STOCKHOLDERS' EQUITY
  Common stock                             55,739        55,739
  Additional paid-in capital            1,194,606     2,830,260
  Retained earnings                    29,929,277    31,223,388
  Unrealized holding gains              9,653,909     9,875,400
  Treasury stock - at par                 (37,292)      (36,080)
                                      ------------  ------------
    Total Stockholders' Equity         40,796,239    43,948,707
                                      ------------  ------------
TOTAL LIABILITIES AND STOCKHOLDERS' $  85,981,910 $  88,689,932
                                      ============  ============

* Condensed from audited financial statements.

The accompanying notes are an integral part of these condensed financial statements.


                                   F-4


                 INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                                   AND SUBSIDIARIES
                        CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                      (UNAUDITED)

                                             Six Months Ended       Three Months Ended
                                                March 31,              March 31,

                                         1997           1996          1997         1996

COMMISSIONS REVENUE                 $  59,557,969 $  57,412,659 $  30,935,138 $ 29,352,433
                                      ------------  ------------  ------------  ------------
OPERATING EXPENSES
  Commissions, bonuses, and agent     (43,446,648)  (42,373,879)  (22,004,761) (21,427,834)
    expenses
  General and administrative expenses (12,194,789)  (11,755,444)   (6,044,182)  (6,128,059)
                                      ------------  ------------  ------------  ------------
    Total Operating Expenses          (55,641,437)  (54,129,323)  (28,048,943) (27,555,893)
                                      ------------  ------------  ------------  ------------
INCOME FROM OPERATIONS                  3,916,532     3,283,336     2,886,195    1,796,540
                                      ------------  ------------  ------------  ------------
OTHER INCOME (EXPENSES)
  Interest income                         453,941       414,897       177,470      167,565
  Investment income                     4,707,039     3,180,633        78,431      (11,697)
  Rental and other income                 118,021       103,713        39,599       57,818
  Gain (Loss) on disposal of equipment          0         4,247             0        4,247
  Interest expense                        (32,949)      (21,096)       (9,868)     (10,806)
                                      ------------  ------------  ------------  ------------
    Total Other Income                  5,246,052     3,682,394       285,632      207,127
                                      ------------  ------------  ------------  ------------
INCOME BEFORE INCOME TAXES              9,162,584     6,965,730     3,171,827    2,003,667

PROVISION FOR INCOME TAXES             (2,957,992)   (2,216,056)   (1,338,560)    (700,611)
                                      ------------  ------------  ------------  ------------
NET INCOME                          $   6,204,592     4,749,674     1,833,267    1,303,056
                                      ============  ============  ============  ============
WEIGHTED AVERAGE NUMBER
  OF SHARES OUTSTANDING                   946,096       967,224       926,338      948,633
                                      ============  ============  ============  ============
NET INCOME PER SHARE                $        6.56 $        4.91 $        1.98 $       1.37
                                      ============  ============  ============  ============

The accompanying notes are an integral part of these condensed financial statements.

                                   F-5


                     INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                                   AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                      (UNAUDITED)

                      INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                           Six Months Ended
                                                                               March 31,
                                                                        1997          1996
CASH FLOWS FROM OPERATING ACTIVITIES

  Net Income                                                    $   6,204,592 $   4,749,674
  Adjustments for non cash items                                      542,516       386,170
  Changes in operating assets and liabilities                         548,342        22,099
                                                                  ------------  ------------
    Net Cash Provided by Operating Activities                       7,295,450     5,157,943
                                                                  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of investments                                          (2,549,621)   (3,444,122)
  Purchase of property and equipment                                 (113,341)     (305,075)
                                                                  ------------  ------------
    Net Cash Used for Investing Activities                         (2,662,962)   (3,749,197)
                                                                  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net receipts (payments) on loans from insurance
    companies                                                       1,123,867    (1,500,150)
  Purchase of treasury stock                                       (1,636,866)   (1,888,108)
  Dividends paid                                                   (7,498,703)   (4,550,795)
                                                                  ------------  ------------
    Net Cash Used for Financing Activities                         (8,011,702)   (7,939,053)
                                                                  ------------  ------------
NET DECREASE IN CASH AND CASH EQUIVALENTS                          (3,379,214)   (6,530,307)

CASH AND CASH EQUIVALENTS           - Beginning of Period          19,448,932    16,773,197
                                                                  ------------  ------------
CASH AND CASH EQUIVALENTS           - End of Period             $  16,069,718 $  10,242,890
                                                                  ============  ============

The accompanying notes are an integral part of these condensed financial statements.

                                   F-6


             INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.,
                            AND SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             (UNAUDITED)

NOTE 1 - ORGANIZATION AND OPERATION

Independent Research Agency for Life Insurance, Inc. (IRA, Inc.) was chartered in Texas in December 1980. The Company began operations in March 1981 and is the continuation of a business formerly operated as Independent Research Agency for Life Insurance, a Texas partnership.

 IRA, Inc. acquired United Services Planning Association, Inc., a Texas Corporation (USPA), and Independent Research Agency for Life Insurance, Inc., a Hawaii Corporation (IRA Hawaii), in March 1981. IRA, Inc. organized Independent Research Agency for Life Insurance, Inc., a Wyoming Corporation (IRA Wyoming), in April 1982; Independent Research Agency for Life Insurance, Inc., a Montana Corporation (IRA Montana), in February 1983; Independent Research Agency (New York), Inc., a New York Corporation (IRA New York), in September 1983; Independent Research Agency for Life Insurance, Inc., a Nevada Corporation (IRA Nevada), in January 1988; and Independent Research Agency for Life Insurance, Inc., an Alabama Corporation (IRA Alabama), in June 1994.

 The subsidiaries IRA Hawaii, IRA Wyoming, IRA Montana, IRA New York, IRA Nevada and IRA Alabama are maintained solely to permit IRA, Inc. to do business in those states and are engaged in the sale of life insurance to United States professional military personnel. USPA is engaged in the sale of mutual funds to United States professional military personnel as a broker-dealer registered with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. The companies share common employees, sales agents and representatives, and office facilities. Home offices are located in Fort Worth, Texas. The companies' agents and representatives maintain offices in approximately 149 cities located in 41 states, 1 U.S. territory and 3 foreign countries.

In November 1996, IRA, Inc. received approval from the Office of Thrift Supervision to organize and operate a denovo Federal Savings Bank. In March 1997, First Command Bank was formed as a wholly-owned subsidiary. First Command began operations in April 1997.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

 The Condensed Consolidated Financial Statements include the accounts of IRA, Inc. and its wholly-owned subsidiaries, USPA, IRA Hawaii, IRA Wyoming, IRA Montana, IRA New York, IRA Nevada, IRA Alabama and First Command Bank. All intercompany accounts and transactions have been eliminated.
                                   F-7


          INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.,
                        AND SUBSIDIARIES

          NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                         (UNAUDITED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued


BASIS OF PRESENTATION

    The Condensed Consolidated Balance Sheet as of March 31, 1997, the Condensed Consolidated Statement of Income for the three months and six months ended March 31, 1997 and 1996, and the Condensed Consolidated Statement of Cash Flows for the six months ended March 31, 1997 and 1996 included herein are unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of results for the interim periods.

    Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. It is suggested that these condensed consolidated financial statements be read in conjunction with the consolidated financial statements and notes thereto included in the annual Form 10-K filed with the Securities and Exchange Commission in December 1996, and the audited consolidated financial statements and notes thereto included in the Company's September 30, 1996 annual report to shareholders.


    The results of operations for the three months and six months ended March 31, 1997 are not necessarily indicative of the results to be expected for the full year.


                                   F-8

        INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.,
                            AND SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                              (UNAUDITED)


NOTE 3 - STOCKHOLDERS' EQUITY

 During the six months ended March 31, 1997, stockholders' equity was changed by the following transactions:

                                       Additional                  Unrealized
                           Common       Paid-in       Retained      Holding       Treasury
Balance -                   Stock       Capital       Earnings        Gain         Stock


  September 30, 1996   $     55,739 $   2,830,260 $  31,223,388 $   9,875,400 $     (36,080)

  Purchase of 60,535 shares
  of treasury stock                    (1,635,654)                                   (1,212)

  Payment of dividend                                (7,498,703)

  Net income                                          6,204,592

  Net change in unrealized
  holding gain on securities
  available for sale                                                 (221,491)
Balance -                -----------  ------------  ------------  ------------  ------------

  March 31, 1997       $     55,739 $   1,194,606 $  29,929,277 $   9,653,909 $     (37,292)
                         ===========  ============  ============  ============  ============

                                   F-9









November 15, 1996
 (Except Note 11, as to which
 the date is December 2, 1996)

Board of Directors
Independent Research Agency
 for Life Insurance, Inc. and Subsidiaries
Fort Worth, Texas

                REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have audited the accompanying consolidated balance sheets of Independent Research Agency for Life Insurance, Inc. and Subsidiaries as of September 30, 1996, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Independent Research Agency for Life Insurance, Inc. and Subsidiaries as of September 30, 1996, 1995 and 1994, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As described in Notes 3 and 8 to the financial statements, the Company changed its method of accounting for marketable securities and income taxes during the year ended September 30, 1994 as required by the provisions of Statements of Financial Accounting Standards No. 109 and No. 115.



BRANTLEY, FRAZIER, ROGERS & COMPANY, P.C.

          INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                            AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                   SEPTEMBER 30, 1996, 1995 AND 1994

                                 ASSETS


CURRENT ASSETS                          1996         1995        1994

 Cash - Demand deposits           $    659,899  $   454,159  $ 1,792,100
 Cash - Money market mutual
  fund accounts - Note 2            18,789,033   16,319,038   14,481,829
 Commissions receivable - Note 2     2,671,831    2,319,856    2,060,310
 Agents' loans and advances
  - Note 2                             745,189      940,067      834,728
 Accounts receivable - Customers
  - Note 2                                 -0-      115,000      231,718
 Accounts receivable - Other
  - Note 2                              79,641      643,179       78,649
 Income taxes receivable - Note 8      336,579      374,799          -0-
 Prepaid expenses                      110,139       48,803       54,529
 Deferred income taxes - Note 8        534,016      152,128      533,360

   Total Current Assets             23,926,327   21,367,029   20,067,223

PROPERTY AND EQUIPMENT - At Cost - Note 2

 Land                                3,528,333    3,528,333    1,963,930
 Office building                     9,403,496    9,383,158    9,182,167
 Other buildings and improvements      131,746      131,746      131,746
 Office/computer equipment and
  furniture                          6,543,017    6,393,679    4,831,049
 Automobiles                           300,497      295,218      265,039

    Total Property and Equipment    19,907,089   19,732,134   16,373,931

 Less: Accumulated depreciation      (7,292,895)  (6,428,646)  (5,490,561)

    Net Property and Equipment      12,614,194   13,303,488   10,883,370

OTHER ASSETS

 Marketable securities at market
  value - Notes 2 and 3             52,036,944   44,852,015   35,047,540
 Memberships                            62,467       62,467       47,467
 Notes receivable - Other               50,000       50,000       50,000

    Total Other Assets              52,149,411   44,964,482   35,145,007


TOTAL ASSETS                       $88,689,932  $79,634,999  $66,095,600

                                   F-11

                      LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES                     1996         1995        1994

 Accounts payable                   $   423,714  $   486,402 $   732,908
 Accrued commissions payable          2,758,258    2,533,614   2,243,633
 Accrued bonuses payable              9,959,319    9,210,740   8,516,428
 Accrued contribution payable to
  employees' Profit Sharing Plan
  - Note 9                           1,058,617      941,601     952,952
 Income taxes payable - Note 8           4,981      626,927   1,285,017
 Deferred Career Commission Plan
  payable - Note 10                    489,502      423,114         -0-
 Accrued sales meeting expense       1,557,397      275,000   1,430,867
 Other accrued liabilities             418,168      426,536     354,644
 Notes payable - Note 5                613,716          -0-         -0-
 Loans from insurance companies
  - Note 4                           10,458,853   12,319,485  11,128,518

    Total Current Liabilities        27,742,525   27,243,419  26,644,967

LONG-TERM OBLIGATIONS

 Accrued sales meeting expense and
  other                                   1,611      289,111       1,611
 Notes payable - Note 5                 494,650          -0-         -0-
 Deferred Career Commission Plan
  payable - Note 10                  14,571,565    9,796,309   5,208,298
 Deferred income taxes - Note 8       1,930,874    2,291,415   2,046,925

    Total Long-Term Obligations      16,998,700   12,376,835   7,256,834

STOCKHOLDERS' EQUITY

 Common stock - Note 6
   Class A - Voting                          10           10          10
   Class B - Non-Voting                  55,729       55,729      55,729
 Additional paid-in capital           2,830,260    3,472,253     424,761
 Retained earnings - Notes 7
  and 11                             31,223,388   28,305,327  26,542,341
 Unrealized holding gains - Note 3    9,875,400    8,217,001   5,208,702
 Treasury stock - Class A Common,
  at par - Note 6                            (8)          (8)         (8)
 Treasury stock - Class B Common,
  at par - Note 6                       (36,072)     (35,567)    (37,736)

    Total Stockholders' Equity       43,948,707   40,014,745  32,193,799

TOTAL LIABILITIES AND STOCK-
 HOLDERS' EQUITY                    $88,689,932  $79,634,999 $66,095,600

The accompanying notes to financial statements are an integral part of these statements.

                                   F-12


          INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                            AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
         FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994


COMMISSIONS REVENUE                 1996          1995          1994

 Insurance sales               $ 72,975,873  $ 69,165,124  $ 63,367,022

 Mutual fund sales               43,656,196    39,278,686    37,124,611

    Total Commissions Revenue   116,632,069   108,443,810   100,491,633

OPERATING EXPENSES

 Commissions and agent expenses
  - Note 10                     (86,309,517)  (80,507,964)  (73,902,369)
 General and administrative
  expenses - Note 9             (22,730,849)  (22,002,350)  (19,519,267)

    Total Operating Expenses   (109,040,366) (102,510,314)  (93,421,636)

INCOME FROM OPERATIONS            7,591,703     5,933,496     7,069,997

OTHER INCOME (EXPENSES)

 Interest income                    846,607       777,897       417,149
 Investment income - Including net
  gains on sales of investments
  - Note 3                        3,216,870     3,616,571     3,272,036
 Net rental and other expense      (268,148)     (116,795)     (155,222)
 Interest expense                   (66,100)      (23,925)      (23,033)
 Loss on sales of property and
  equipment                          (9,436)      (52,270)      (46,677)

    Total Other Income            3,719,793     4,201,478     3,464,253

INCOME BEFORE INCOME TAXES        1,311,496    10,134,974    10,534,250

PROVISION FOR INCOME TAXES
 - Note 8                        (3,842,639)   (3,417,024)   (3,561,062)

NET INCOME                     $  7,468,857  $  6,717,950  $  6,973,188

EARNINGS PER SHARE - Note 2    $       7.97  $       7.18  $       7.51



The accompanying notes to financial statements are an integral part of these statements.

                                   F-13


          INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                           AND SUBSIDIARIES
       CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
         FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994
                                      Common Stock         Additional
                                  Class         Class       Paid-In
                                    A             B         Capital

BALANCE - September 30, 1993   $         10  $     55,729  $ 2,329,704

Cumulative effect of change in
 accounting principle for
 marketable securities - Note 3
Purchase of treasury stock - Note 6                         (1,904,943)
Payment of dividend - Note 7
Net income
Net change in unrealized holding
 gains (losses) on securities
 available for sale - Note 3

BALANCE - September 30, 1994   $         10  $     55,729  $   424,761

Purchase of treasury stock
 - Note 6                                                     (350,489)
Payment of dividend - Note 7
Proceeds from stock issuance
 - Note 6                                                    3,397,981
Net income
Net change in unrealized holding
 gains on securities available
 for sale - Note 3

BALANCE - September 30, 1995   $         10  $     55,729  $ 3,472,253

Purchase of treasury stock
 - Note 6                                                   (3,379,850)
Payment of dividend - Note 7
Proceeds from stock issuance
 - Note 6                                                    2,737,857
Net income
Net change in unrealized holding
 gains on securities available
 for sale - Note 3

BALANCE - September 30, 1996   $         10  $     55,729  $ 2,830,260

                                   F-14



               Unrealized      Treasury Stock           Total
 Retained        Holding      Class       Class      Stockholders'
 Earnings         Gains         A           B           Equity

$26,772,200    $      -0-    $   (8)    $(36,021)    $29,121,614



                5,496,372                              5,496,372
                                          (1,715)     (1,906,658)
 (7,203,047)                                          (7,203,047)
  6,973,188                                            6,973,188


                 (287,670)                              (287,670)

 26,542,341     5,208,702        (8)     (37,736)     32,193,799


   (564,731)                                (786)       (916,006)
 (4,390,233)                                          (4,390,233)

                                           2,955       3,400,936
  6,717,950                                            6,717,950


                3,008,299                              3,008,299

 28,305,327     8,217,001        (8)     (35,567)     40,014,745


                                          (2,599)     (3,382,449)
 (4,550,796)                                          (4,550,796)

                                           2,094       2,739,951
  7,468,857                                            7,468,857


                1,658,399                              1,658,399

$31,223,388    $9,875,400    $   (8)    $(36,072)    $43,948,707



The accompanying notes to financial statements are an integral part of these statements.


                                   F-15

          INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                            AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
         FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994

            INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

CASH FLOWS FROM OPERATING ACTIVITIES 1996         1995          1994
 Commissions revenue received    $116,277,714  $108,172,477  $100,425,548
 Commissions paid to agents       (78,914,869)  (73,709,584)  (68,841,581)
 Operating expenses paid          (20,070,746)  (20,094,588)  (17,202,074)
 Sales meeting expenses paid       (1,168,286)   (2,309,149)     (871,531)
 Contribution to employees'
  Profit Sharing Plan              (1,034,981)  (1,053,022)    (1,043,649)
 Interest income received             846,607      777,897        417,149
 Interest expense paid                (29,075)     (23,925)       (23,033)
 Investment income received         3,216,870    3,616,571      1,891,544
 Net rental and other expense
  paid                               (268,148)    (116,795)      (155,372)
 Net customers' custodial fund
  received (paid)                     175,000     (388,538)       133,255
 Income taxes paid                 (6,253,259)  (5,381,960)    (2,938,037)
 Income taxes refunded                230,138        3,520          7,863
    Net Cash Provided by
     Operating Activities          13,006,965    9,492,904     11,800,082

CASH FLOWS FROM INVESTING ACTIVITIES
 Net receipts (payments) on agents'
  loans and advances                  194,878     (105,339)      (393,037)
 Proceeds from sales of
  investments                            -0-          -0-       5,694,192
 Purchase of investments           (4,087,976)  (4,602,720)    (3,276,466)
 Proceeds from sales of property
  and equipment                        30,715       30,698         47,605
 Purchase of property and
  equipment                          (523,287)  (3,586,939)    (1,043,432)
 Memberships purchased                  -0-        (15,000)        (2,359)

    Net Cash Provided By (Used In)
     Investing Activities          (4,385,670)  (8,279,300)     1,026,503

CASH FLOWS FROM FINANCING ACTIVITIES
 Net receipts (payments) on loans
  from insurance companies         (1,860,632)   1,190,967        447,135
 Purchase of treasury stock        (2,165,801)    (836,202)    (1,755,426)
 Dividends paid                    (4,550,796)  (4,390,233)    (7,203,047)
 Payments on notes payable           (108,282)     (79,804)      (151,232)
 Proceeds from stock issuance       2,780,832    3,463,072            -0-
 Stock issuance costs                 (40,881)     (62,136)           -0-

    Net Cash Used In Financing
     Activities                    (5,945,560)    (714,336)    (8,662,570)

NET INCREASE IN CASH AND CASH
 EQUIVALENTS                        2,675,735      499,268      4,164,015

CASH AND CASH EQUIVALENTS
 Beginning of Year                 16,773,197   16,273,929     12,109,914

CASH AND CASH EQUIVALENTS
 End of Year                      $19,448,932  $16,773,197    $16,273,929


                                   F-16



                RECONCILIATION OF NET INCOME TO NET CASH
                    PROVIDED BY OPERATING ACTIVITIES

NET INCOME                         1996        1995          1994
 Adjustments for Items
  Included in Net Income       $ 7,468,857 $ 6,717,950     $ 6,973,188
 Not Providing or Using Cash:
    Depreciation expense         1,172,430   1,083,853         984,501
    Gain on sales of investments       -0-         -0-      (1,380,492)
    Loss on sales of property and
     equipment                       9,436      52,270          46,677
    Decrease in deferred income
     taxes due to operations    (2,180,983) (1,567,734)     (1,173,514)
    Bad debt expense                 2,380      11,787           5,901

 Other Adjustments to Reconcile Net
  Income to Net Cash Provided by
  Operating Activities:
    Increase in commissions
     receivable                   (354,355)   (271,333)        (66,085)
    (Increase) decrease in other
      various receivables          716,758    (822,611)        466,543
    (Increase) decrease in
     prepaid expenses              (61,336)      5,726           4,041
    Increase (decrease) in
     accounts payable and
     accrued expenses            1,400,502    (800,021)      3,782,789
    Increase (decrease) in other
     accrued liabilities            (8,368)     71,892         (46,903)
    Increase in Deferred Career
     Commission Plan payable     4,841,644   5,011,125       2,203,436

NET CASH PROVIDED BY OPERATING
 ACTIVITIES                    $13,006,965 $ 9,492,904     $11,800,082


         SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES

During the years ended September 30, 1996, 1995 and 1994, IRA Inc. issued notes payable in the amounts of $1,216,648, $79,804 and $151,232, respectively, to stockholders as consideration for the repurchase of their stock by the Company.


The accompanying notes to financial statements are an integral part of these statements.

                                   F-17


          INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                            AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   SEPTEMBER 30, 1996, 1995 AND 1994


NOTE 1 - ORGANIZATION AND OPERATION

Independent Research Agency for Life Insurance, Inc. (IRA, Inc.) was chartered in Texas in December 1980. The Company began operations in March 1981 and is the continuation of a business formerly operated as Independent Research Agency for Life Insurance, a Texas partnership.

IRA, Inc. acquired United Services Planning Association, Inc., a Texas corporation (USPA), and Independent Research Agency for Life Insurance, Inc., a Hawaii Corporation (IRA Hawaii), in March 1981. IRA, Inc. organized Independent Research Agency for Life Insurance, Inc., a Wyoming Corporation (IRA Wyoming), in April 1982; Independent Research Agency for Life Insurance, Inc., a Montana Corporation (IRA Montana), in February 1983; Independent Research Agency (New York), Inc., a New York Corporation (IRA New York), in September 1983; Independent Research Agency for Life Insurance, Inc., a Nevada Corporation (IRA Nevada), in January 1988; and Independent Research Agency for Life Insurance, Inc., an Alabama Corporation (IRA Alabama), in June 1994.

The subsidiaries IRA Hawaii, IRA Wyoming, IRA Montana, IRA New York, IRA Nevada and IRA Alabama are maintained solely to permit IRA, Inc. to do business in those states.

IRA, Inc., IRA Hawaii, IRA Wyoming, IRA Montana, IRA New York, IRA Nevada and IRA Alabama are engaged in the sale of life insurance to United States professional military personnel. USPA is engaged in the sale of mutual funds to United States professional military personnel as a broker-dealer registered with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. The companies share common employees, sales agents and representatives, and office facilities. Home offices are located in Fort Worth, Texas. The companies' agents and representatives maintain offices in approximately 145 cities located in 41 states, 1 U.S. territory and 2 foreign countries.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of IRA, Inc. is presented to assist in understanding IRA, Inc.'s financial statements. The financial statements and notes are representations of IRA, Inc.'s management who are responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

                                   F-18


          INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                            AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   SEPTEMBER 30, 1996, 1995 AND 1994

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of IRA, Inc. and its wholly-owned subsidiaries, USPA, IRA Hawaii, IRA Wyoming, IRA Montana, IRA New York, IRA Nevada and IRA Alabama. All intercompany accounts and transactions have been eliminated.

RECOGNITION OF COMMISSIONS REVENUE

Commissions revenue on sales of insurance policies and mutual fund investments by the Companies' sales agents are recognized when earned from the insurance and mutual fund companies. Commissions are paid to the Company usually monthly, as they are earned on investments made or premiums paid by the individual investors and policyholders to the mutual fund and insurance companies.

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from those estimates.

DEPRECIATION

Depreciation of property and equipment is computed using the straight-line method over the following estimated useful lives:
                                                    Estimated Lives

Buildings and improvements                             7-40 years
Other property and equipment                           3-10 years

Depreciation expense amounted to $1,172,430, $1,083,853, and $984,501 for the years ended September 30, 1996, 1995 and 1994, respectively.


                                   F-19


           INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                            AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   SEPTEMBER 30, 1996, 1995 AND 1994


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued


MARKETABLE SECURITIES

Nearly all of the investments of IRA, Inc. are in publicly traded mutual funds. IRA, Inc. has classified these investments as available-for-sale securities. Therefore, these securities are reported at fair value with unrealized gains and losses excluded from earnings and reported net of taxes as a separate component of stockholders' equity. Realized gains and losses, determined by using the average cost method, are included in earnings.

CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows, cash and cash equivalents includes Cash - Demand deposits and Cash - Money market mutual fund accounts. The funds in the money market mutual fund accounts are with various investment companies. The invested funds earn interest at prevailing rates while on deposit and may be withdrawn on demand by check.

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject IRA, Inc. to concentrations of credit risk consist principally of temporary cash investments, commissions receivable and marketable securities. IRA, Inc. places its temporary cash investments and marketable securities with financial institutions and investment companies. IRA, Inc. limits the amount of credit exposure to any one company or institution. Concentrations of credit risk with respect to commissions receivable are limited due to the number of investment and insurance companies comprising IRA, Inc.'s customer base. As of September 30, 1996, 1995 and 1994, IRA, Inc. had no significant concentrations of credit risk.

EARNINGS PER SHARE

Earnings per share is calculated based on the weighted average of shares outstanding during the period. For the years ended September 30, 1996, 1995 and 1994, the weighted average of shares outstanding were 937,224, 935,048, and 928,830, respectively.


                                   F-20
          INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                            AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   SEPTEMBER 30, 1996, 1995 AND 1994

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

AGENT LOANS AND ADVANCES

Agent loans and advances consist of both secured and unsecured obligations. The majority of the loans relate to the purchase of computer equipment and are secured by future commissions receivable. The book value of the loans are considered to approximate fair value.

INCOME TAXES

Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax basis of assets and liabilities that will result in taxable income or deductions in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

RECLASSIFICATIONS

The accompanying financial statements for the years ended September 30, 1995 and 1994 reflect certain reclassifications to conform with classifications adopted for the year ended September 30, 1996. These reclassifications have no effect on net income or retained earnings as previously reported.

NOTE 3 - MARKETABLE SECURITIES

As of September 30, 1996, 1995 and 1994, nearly all of the investment securities of IRA, Inc. are in publicly traded mutual funds. At September 30, 1996, 1995 and 1994, the investment securities portfolio was comprised of securities classified as available for sale in conjunction with the adoption of Statement of Financial Accounting Standards (SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 115 does not allow retroactive restatement and, therefore, the investment securities portfolio at September 30, 1993, was carried

                                   F-21

           INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                            AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   SEPTEMBER 30, 1996, 1995 AND 1994

NOTE 3 - MARKETABLE SECURITIES - Continued

at the lower of aggregate cost or market. The investment securities portfolio at September 30, 1996, 1995 and 1994, is carried at market. The cumulative effect on October 1, 1993 of adopting this accounting principle was to increase stockholders' equity by $5,496,372.

The determination of classifying the marketable securities as either current or noncurrent is based upon management's intention to liquidate specific securities within one year. The aggregate cost and market values of IRA, Inc.'s marketable securities as of September 30, 1996, 1995 and 1994, are as follows:

                                      1996         1995         1994

Total Marketable Securities
 (At Cost)                       $35,763,923  $31,675,947  $27,073,227

Gross unrealized gains
 - noncurrent portion             16,273,021   13,188,040    8,017,293
Gross unrealized losses
 - noncurrent portion                    -0-      (11,972)     (42,980)

Net unrealized gains
 - noncurrent portion             16,273,021   13,176,068    7,974,313

Total Marketable Securities
 (At Market)                     $52,036,944  $44,852,015  $35,047,540

Proceeds from sales of investment securities were $5,694,192 for the year ended September 30, 1994. The realized gains on these sales amounted to $1,380,492. There were no sales of investment securities for the years ended September 30, 1996 and 1995. The average cost method is used to determine the cost of each security at the time of sale.

The excess of market over cost of $16,273,021, $13,176,068 and $7,974,313 is reflected net of taxes in a separate component of stockholders' equity as of September 30, 1996, 1995 and 1994 as follows:

                                      1996        1995        1994

Net unrealized holding gain       $16,273,021  $13,176,068  $7,974,313
Unrealized holding gain
 designated to the
 Deferred Career Commission Plan   (1,310,294)    (726,066)    (86,859)
Tax effect reflected in deferred
 taxes                             (5,087,327)  (4,233,001) (2,678,752)

Unrealized Holding Gain
 - Stockholders' Equity           $ 9,875,400  $ 8,217,001  $5,208,702

                                   F-22



          INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                            AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   SEPTEMBER 30, 1996, 1995 AND 1994


NOTE 3 - MARKETABLE SECURITIES - Continued

The net change in the unrealized holding gain as reflected in a separate component of stockholders' equity as of September 30, 1996, 1995 and 1994 was calculated as follows:

                                      1996         1995         1994

Realized gain on sales during
 the year                         $     -0-   $      -0-   $(1,380,492)
Appreciation of value on
 securities sold from beginning
 of year to date of sale                -0-          -0-        37,569
Net unrealized gain for the year
 on securities not sold           3,096,953    5,201,755       993,918

Net Increase (Decrease) in
 Unrealized Holding Gains         3,096,953    5,201,755      (349,005)
Net Increase in Unrealized
 Holding Gains on DCCP Investments (584,228)    (639,207)      (86,859)
Tax effect on Company designated
 investments                       (854,326)  (1,554,249)      148,194

Net Change in Unrealized Holding
 Gains                           $1,658,399   $3,008,299   $  (287,670)

NOTE 4 - LOANS FROM INSURANCE COMPANIES

Loans from insurance companies represent non-interest bearing loans from four insurance companies which IRA, Inc. represents as general agent. The amounts of the loans are adjusted monthly and are calculated to be equal to the difference between the total amount of first year commissions on certain insurance policies sold by IRA, Inc. and the amount of the first year commissions earned by IRA, Inc. on the policies.

NOTE 5 - NOTES PAYABLE AND REVOLVING LINE OF CREDIT

As consideration for the repurchase of stock, IRA, Inc. issued notes payable to some stockholders. As of September 30, 1996 there are notes payable outstanding to three former stockholders. These notes payable have interest rates ranging from 5.0% to 6.0% with maturity dates ranging from January 2, 1997 to January 2, 1998. These notes payable are unsecured. The principal payments on these notes payable are due as follows:

             Year Ended
            September 30,                            Amount
                1997                              $  613,716
                1998                                 494,650
                Total                             $1,108,366

                                   F-23

          INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                            AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   SEPTEMBER 30, 1996, 1995 AND 1994


NOTE 5 - NOTES PAYABLE AND REVOLVING LINE OF CREDIT - Continued

Based on borrowing rates currently available to IRA, Inc. For loans with similar terms and maturities, the book value of notes payable as of September 30, 1996 are considered to approximate fair value.

During the year ended September 30, 1993 IRA, Inc. established a $1,000,000, one year revolving line of credit. The revolving line of credit has since been renewed on an annual basis. Bank advances on the credit line are payable on or before December 31, 1996 and carry an interest rate at the Bank's prime rate. The credit line is unsecured. IRA, Inc. had not made any draws on the credit line during the years ended September 30, 1996, 1995 and 1994.

NOTE 6 - COMMON STOCK

At September 30, 1996, 1995 and 1994, the common stock of IRA, Inc. is as follows:

                                              Class A     Class B
Voting rights                                 Voting    Non-Voting
Par value per share                            $0.10         $0.02
Number of shares authorized                    1,000   100,000,000

                                              Class A     Class B
At September 30, 1996
 Number of shares issued                        100      2,786,435
 Number of previously issued shares
  repurchased and held as treasury stock         75      1,803,643
 Number of shares outstanding                    25        982,792

At September 30, 1995
 Number of shares issued                        100      2,786,435
 Number of previously issued shares
  repurchased and held as treasury stock         75      1,778,380
 Number of shares outstanding                    25      1,008,055

                                   F-24


           INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                            AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   SEPTEMBER 30, 1996, 1995 AND 1994


NOTE 6 - COMMON STOCK - Continued

At September 30, 1994
 Number of shares issued                        100      2,786,435
 Number of previously issued shares
  repurchased and held as treasury stock         75      1,886,797
 Number of shares outstanding                    25        899,638



STOCK ISSUANCE

During the year ended September 30, 1996, IRA, Inc. issued 104,700 shares of Class B treasury stock at $26.56 per share. This provided total proceeds of $2,780,832 of which $40,881 was used to pay stock issuance costs. This increased additional paid-in capital by $2,737,857 and decreased treasury stock by $2,094. During the year ended September 30, 1995, IRA, Inc. issued 147,742 shares of Class B treasury stock at $23.44 per share. This provided total proceeds of $3,463,072 of which $62,136 was used to pay stock issuance costs. This increased additional paid-in capital by $3,397,981 and decreased treasury stock by $2,955.



PURCHASE OF TREASURY STOCK

During the years ended September 30, 1996, 1995 and 1994, IRA, Inc. repurchased a total of 129,963 shares, 39,325 shares, and 85,731 shares, respectively, of its previously outstanding Class B common stock in accordance with the terms of its stock agreements with shareholders. The total cost of the stock repurchased was $3,382,449 for the year ended September 30, 1996, $916,006 for the year ended September 30, 1995, and $1,906,658 for the year ended September 30, 1994.

STOCK AGREEMENTS

All shares of IRA, Inc. are subject to agreements between the shareholders and IRA, Inc. setting forth limitations of transferability and the rights of IRA, Inc. to repurchase the stock. The provisions are summarized as follows:

  1. All shareholders must be at all times duly contracted agents licensed to sell insurance in Texas.
                                   F-25



           INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                            AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   SEPTEMBER 30, 1996, 1995 AND 1994

STOCK AGREEMENTS - Continued

  2. In the event of a shareholder's death, or his desire to sell or otherwise dispose of stock, the shareholder or the shareholder's executor must offer such shares to IRA, Inc. IRA, Inc. will repurchase such shares within ninety (90) days after receipt of such notice at a price to be established at least annually by IRA, Inc. IRA, Inc. will pay all cash for such shares, or may, as determined by IRA, Inc. at its sole discretion, issue a note as full or partial consideration for such repurchase.

  3.  Shares are restricted from encumbrance.

  4. IRA, Inc. has the right, on thirty (30) days written notice to stockholder, to repurchase that number of shares of common stock from stockholder representing the shares in excess of five percent of the Company's outstanding shares of common stock.

NOTE 7 - CASH DIVIDENDS

On December 1, 1995, a cash dividend of $4.50 per share ($4,550,796) was paid by IRA, Inc. from retained earnings on its Class B common stock to its shareholders of record as of September 30, 1995.

On December 1, 1994, a cash dividend of $4.88 per share ($4,390,233) was paid by IRA, Inc. from retained earnings on its Class B common stock to its shareholders of record as of September 30, 1994.

On December 1, 1993, a cash dividend of $7.31 per share ($7,203,047) was paid by IRA, Inc. from retained earnings on its Class B common stock to its shareholders of record as of September 30, 1993.

                                   F-26

           INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                            AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   SEPTEMBER 30, 1996, 1995 AND 1994

NOTE 8 -  INCOME TAXES

Effective October 1, 1993, the Companies adopted SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax basis of assets and liabilities that will result in taxable income or deductions in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. The provisions of SFAS No. 109 did not have a significant impact on the Companies.

Certain items of income and expense are recognized in different years for financial reporting and income tax purposes. Deferred income taxes are provided in recognition of these temporary differences. The items comprising the deferred tax balances as of September 30, 1996, 1995 and 1994 are as follows:

                              1996                        1995
                        Current  Noncurrent         Current  Noncurrent
                         Asset   Liability           Asset   Liability

Effect of tax accumulated
 depreciation  in excess
 of  book accumulated
 depreciation            $  ---    $(1,352,380)  $  ---    $(1,240,047)
Sales meeting accrual     529,515       ---        93,500       97,750
Portion of accrued
 vacation                   4,501       ---        58,628        ---
Deferred Career Commission
 Plan accrual               ---      4,508,833      ---      3,083,883
Unrealized investment holding
 gains                      ---     (5,087,327)     ---     (4,233,001)

Deferred Tax Asset
 (Liability)             $534,016  $(1,930,874)  $152,128  $(2,291,415)
                          =======    =========    =======    =========


         1994
   Current  Noncurrent
    Asset   Liability

$  ---       $(1,106,480)
 486,495           ---

  46,865           ---

   ---         1,738,307

   ---        (2,678,752)

$533,360     $(2,046,925)
 =======      ==========

                                   F-27


           INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                            AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   SEPTEMBER 30, 1996, 1995 AND 1994


NOTE 8 -  INCOME TAXES - Continued

Income tax at the federal statutory rate is reconciled to the Companies' actual income tax expense for the years ended September 30, 1996, 1995 and 1994 as follows:

                                1996                        1995
                        Amount       Percent          Amount    Percent

Tax at federal
  statutory rate       $3,845,909      34.0%         $3,445,891   34.0%
Non-taxable income       (180,936)     (1.6)           (131,496)  (1.3)
Non-deductible expenses    75,578       0.7              83,395    0.8
Effect of marginal rates   77,192       0.7                 -0-    0.0
Environmental tax          11,360       0.1               7,920    0.1
Other                      13,536       0.1              11,314    0.1
Provision for Income
 Taxes                 $3,842,639      34.0%         $3,417,024   33.7%
                        =========      ====           =========   ====

          1994
   Amount     Percent

$3,581,645     34.0%
   (71,039)    (0.7)
    46,363      0.5
     4,617      0.0
     9,900      0.1
   (10,424)    (0.1)

$3,561,062     33.8%
 =========     ====

The components of the provision for income taxes as of September 30, 1996, 1995 and 1994 are as follows:

                                  1996          1995          1994
Current tax expense            $5,439,394   $ 4,345,551   $ 4,647,717
Deferred tax benefit           (1,596,755)     (928,527)   (1,086,655)
Provision for Income Taxes     $3,842,639   $ 3,417,024   $ 3,561,062
                                =========     =========    ==========

For federal income tax purposes, IRA, Inc. and its subsidiaries have elected to file separate income tax returns.

NOTE 9 - PROFIT SHARING PLAN

USPA has in effect a qualified, non-contributory employee Profit Sharing Plan, which covers substantially all of the Company's employees. The Profit Sharing Plan contribution expense for the years ended September 30, 1996, 1995 and 1994 amounted to $1,151,997, $1,041,671, and $1,038,863, respectively, and is included on the accompanying statements of income with general and administrative expenses.

                                   F-28






           INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.
                            AND SUBSIDIARIES
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   SEPTEMBER 30, 1996, 1995 AND 1994


NOTE 10 - DEFERRED CAREER COMMISSION PLAN

During the year ended September 30, 1993, IRA, Inc. established a Deferred Career Commission Plan for the benefit of its sales agents. This is a nonqualified plan under which commissions accrue for its sales agents until their business relationship with the Company terminates. The sales agents receive no paid commissions under this Plan prior to their termination date. Commissions which are accrued are determined annually based upon IRA, Inc.'s business needs. These accrued commissions payable to the sales agents do not have any superior claims to the assets of IRA, Inc. Deferred Career Commission Plan expense was $4,704,578, $4,390,805, and $2,116,577 for the years ended September 30, 1996, 1995 and 1994, respectively. This expense is included in commissions and agent expenses on the accompanying statements of income. The Deferred Career Commission Plan payable balances for each year are as follows:

                              1996             1995           1994

Commissions accrued to
 Agents                  $  4,015,737     $  4,000,613     $2,012,415
Investment income on DCCP
 designated investments       688,841          390,192        104,162

DCCP Expense                4,704,578        4,390,805      2,116,577
Unrealized holding gains
 on DCCP designated
 investments - See Note       584,228          639,207         86,859
Commissions paid to Agents   (447,162)         (18,887)           -0-

Net Increase in DCCP
 Payable                    4,841,644        5,011,125      2,203,436
DCCP Payable - Beginning
 of Year                   10,219,423        5,208,298      3,004,862

DCCP Payable - End of
 Year                     $15,061,067      $10,219,423     $5,208,298
                           ==========       ==========      =========
Classification on the Balance Sheet:

Current                   $   489,502      $   423,114     $      -0-
Noncurrent                $14,571,565      $ 9,796,309     $5,208,298



NOTE 11 - SUBSEQUENT EVENTS - CASH DIVIDENDS

A cash dividend of $7.63 per share ($7,498,703) is to be paid on December 2, 1996 by IRA, Inc. from retained earnings on its Class B common stock to its shareholders of record as of September 30, 1996.

                                   F-29



                                    Appendix A

                                  STOCK AGREEMENT

   This Agreement, made on this _____ day of ____________________, 19___, between INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC., a Texas Corporation having its principal place of business in Fort Worth, Texas, hereinafter referred to as "Company" and ________________, hereinafter referred to as "Stockholder";

                                  WITNESSETH:

     WHEREAS, Company desires to issue to Stockholder shares of the Class B Nonvoting Common Stock ("Stock") of the Company, and Company may have previously issued shares of Stock to Stockholder and may hereafter issue additional shares of Stock to Stockholder, and Company desires to grant to Stockholder the right to sell said shares to Company under certain circumstances and conditions; and, whereas, in partial consideration thereof, Stockholder desires to agree to limitations on the transferability of such Stock, and to grant, transfer and assign to Company the right to purchase said shares of Stock under certain circumstances and conditions.

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

     1. This Agreement shall apply to all Stock of the Company presently owned or held by Stockholder, directly or beneficially, and to any Stock of the Company acquired by or held by Stockholder, directly or beneficially, in the future.

     2. Stockholder understands and agrees that, in accordance with Texas law pertaining to incorporated insurance agencies, Stockholder must be duly licensed as a Texas life insurance agent (resident or non-resident as applicable) in order to own Stock of the Company. In the event Stockholder ceases to be so licensed, Stockholder and the Company agree that Stockholder's Stock will be repurchased by the Company under the same terms and conditions as hereinafter described for repurchase in the event of Stockholder's desire to sell same, Stockholder's death or Stockholder's ceasing to be an agent appointed by the Company.

     3. In the event Stockholder desires to sell or otherwise dispose of the Stock currently owned or held by Stockholder or issued to Stockholder under the terms hereof, Stockholder shall in writing notify the Company of such desire. The Company agrees to repurchase such shares within ninety (90) days after receipt of such notice from Stockholder for the price described in paragraph "5", below. The price paid by Company shall be such price as of the date of closing of such repurchase. At the closing of such repurchase, Stockholder shall deliver to Company the certificate(s) representing such Stock duly endorsed for transfer and the Company shall pay to Stockholder the repurchase price. The Company will determine to pay the repurchase price in cash, by delivery of the Company's unsecured promissory note containing such terms and provisions as Company shall determine in the exercise of its reasonable discretion, or by a combination of cash and such promissory note. In the event of Stockholder's death, or Stockholder's ceasing to be a duly authorized agent of the Company pursuant to a current written agency agreement, the Company also agrees to repurchase such Stock and the Stockholder shall have an obligation to sell such Stock within ninety (90) days of such event, under the same terms and conditions described immediately above. Stockholder agrees not to transfer, pledge, assign, or otherwise in any manner encumber any of such shares of stock except as expressly provided herein.

     4. In the event Stockholder at any time is the owner or holder, directly or beneficially, of shares of Stock representing more than five percent (5%) of the Company's outstanding shares of common stock, the Company shall have the right, on thirty (30) days written notice to Stockholder, to repurchase that number of shares of common stock of Stockholder representing the shares in excess of such five percent (5%) limitation, taking into account all other planned redemptions of Stock by the Company at that time, under the same terms and conditions described in paragraph "3" above. Stockholder hereby acknowledges and agrees that the Company can exercise such right of repurchase at any time and that the Company intends to effect a redemption of shares prior to the declaration or payment of a dividend on shares of common stock of the Company so that a dividend is not paid on shares owned or held by Stockholder which are in excess of five percent (5%) of the Company's outstanding shares of common stock.

     5. The Company shall, at least annually, advise Stockholder in writing of the price of the common stock of the Company of the same class of stock as held by Stockholder, as determined by the Company, in the exercise of its sole and absolute discretion, for the purpose of establishing the repurchase price of such Stock, and it is specifically agreed that this price, as of the most recent date provided by the Company, shall be the purchase price paid by the Company for Stockholder's shares upon their repurchase from Stockholder or Stockholder's estate.

     6. All stock issued to Stockholder shall be legended in accordance with Texas law as to incorporated insurance agencies and with the following statement:

         "The shares represented by this certificate are subject to the provisions of that certain Stock Agreement executed on _________________, 19____, by and between Independent Research Agency for Life Insurance, Inc. (the "Company"), and
         __________________, a copy of which Agreement is on file in the Company's office."

     7. This Agreement shall be binding upon the parties hereto, and all provisions hereof shall inure to the benefit of and shall be binding upon the heirs, executors, legal representatives, successors and assigns of the parties hereto.

     8. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. No amendment, modification, or waiver of any provision of this Agreement shall be valid unless made in writing and signed by both parties hereto.

     EXECUTED ON THIS ______ day of ________________, 19___.


                      _______________________________________
                      Stockholder



                      INDEPENDENT RESEARCH AGENCY
                      FOR LIFE INSURANCE, INC.


                      By:_____________________________________
                      President

ATTEST:

________________________________
   Secretary

                                 RATIFICATION

     For good and valuable considerations, the receipt of which is hereby acknowledged, the undersigned spouse of ________________________________ does hereby join the execution of this Agreement and does hereby ratify and acknowledge that this agreement is entirely fair, just, and equitable and to her/his best interests and that she/he desires to bind her/his community interest, if any, in the performance of this Agreement.

     EXECUTED on this ____ day of ____________________, 19___.


                                _______________________________________
                                              Spouse


                   ACKNOWLEDGEMENT OF COMPANY PRESIDENT

STATE OF TEXAS

COUNTY OF TARRANT


     BEFORE ME, the undersigned, a Notary Public in and for said County and State, on this day personally appeared __________________________ known to be the person or officer whose name is subscribed to the foregoing instrument and acknowledges to me that the same as the act of the said INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC., a corporation, and that he executed the same as the act of such corporation for the purposes and considerations therein expressed, and in the capacity therein stated.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE this the _____ day of ___________, 19____.


                                          ___________________________________
                                                       Notary Public



                ACKNOWLEDGEMENT OF STOCKHOLDER


STATE OF ____________

COUNTY OF _____________

     BEFORE ME, the undersigned, a Notary Public in and for said County and State, on this day personally appeared _______________________________, known to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he/she executed the same for the purposes and consideration therein expressed.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE this the _____ day of ___________, 19___.



                                         __________________________________
                                                    Notary Public


                ACKNOWLEDGEMENT OF STOCKHOLDER'S SPOUSE


STATE OF ____________

COUNTY OF _____________

     BEFORE ME, the undersigned, a Notary Public in and for said County and State, on this day personally appeared _______________________________, known to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he/she executed the same for the purposes and consideration therein expressed.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE this the _____ day of ___________, 19___.



                                         __________________________________
                                                    Notary Public

                                 Appendix B
                           SUBSCRIPTION AGREEMENT

1.  Information/Instructions.

   Independent Research Agency for Life Insurance, Inc. ("the Company"), is offering 150,000 shares of its Class B Nonvoting Common Stock (the "Stock"). The subscription price is $27.04 per share. The offering period (the period of time during which subscriptions for shares will be considered for acceptance) ends June 30, 1997.* Payment for the shares allocated to subscribers must be received by August 31, 1997.* You are encouraged to subscribe for as many shares as you desire to purchase. Subscriptions will be accepted on a priority determined solely at the discretion of the Executive Committee of the Board of Directors of the Company, for so long as any of the 150,000 shares offered are available, and in determining such priority, the following criteria will be considered:

   A.    Date subscription is received, and

   B. The past contribution and future potential of the Subscriber to the Company's objectives, as determined by the Executive Committee of the Board of Directors of the Company.

   The Executive Committee will give due consideration to any recommendations which it may receive, with respect to Paragraph B above, from District and Regional Agents (through Regional Agents), but the Committee's decision shall be final. The Company's Board of Directors has resolved that its intent is that no individual stockholder shall be issued or shall hold shares of the Company's Stock in such quantity as to result in such shareholder owning more than five percent (5%) of the Company's outstanding shares of common stock, and this intent shall apply to this offering.

   Interested parties should complete the Subscription Agreement, below, for the number of shares desired. The Executive Committee requests that subscriptions be in increments of twenty-five (25) shares. Return the executed Agreement to "Independent Research Agency for Life Insurance, Inc.,"
Attention: Corporate Secretary. Please do not remit payment for the shares. Not everyone receiving a Prospectus may be allocated shares. The Executive Committee reserves the right to accept or reject any subscription in whole or in part. The Executive Committee will advise subscribers immediately following the end of the offering period (June 30, 1997*) as to whether their subscriptions have been accepted or partially accepted. At the time of this notification, which will be in writing, accepted subscribers will be advised as to the amount due for the shares, which amount must be paid to the Company not later than August 31, 1997.* Payment for shares after that date will not be accepted and the subscription for such shares shall be rejected. Payment must be by check payable to the escrow account with Central Bank & Trust, Fort Worth, Texas. No commission deductions are authorized in payment for Company shares.

   Every first time subscriber whose subscription is accepted in whole or in part will be provided with a Stock Agreement for execution (See "Appendix A -
 Stock Agreement."). New shareholders will also be provided with information pertaining to licensing as a Texas agent (resident or nonresident as applicable). Shares must be issued to the individual purchaser and cannot be issued to a corporation, partnership, IRA or H.R.-10 plan custodian, trustee, or in joint tenancy.

   2.  Subscription.

   The undersigned Subscriber subscribes for the below indicated number of shares of Class B Nonvoting Common Stock, $0.02 per share par value, of Independent Research Agency for Life Insurance, Inc., a Texas corporation. Subscriber understands that the total number of shares subscribed for should be in increments of twenty-five (25) shares (i.e., 25, 50, 75, 100, etc.)

________________________    X        $27.04             =  $ _______________
  (Number of Shares -         (Subscription Price)           (Purchase Price)
   In increments of 25)

   Subscriber agrees that this subscription is subject to acceptance or modification by the Company through the Executive Committee of its Board of Directors, and that all, a portion, or none of this subscription may be accepted. Subscriber further agrees that if written notification is received that any portion of the subscription has been accepted by the Company, subscriber will immediately remit payment, by check, for the number of shares for which the subscription has been accepted. Subscriber specifically understands that such payment must be received not later than June 30, 1997*, or the subscription shall be considered by the Company as rejected.




       Subscriber Signature






         Subscriber Name Printed






          Subscriber Home Address


          Date


Send this executed form to:

   Independent Research Agency for Life Insurance, Inc.
   P.O. Box 2387
   Fort Worth, Texas 76113

   Attention:  G. Norman Coder,
               Corporate Secretary

*  Unless extended by the Company for up to an additional thirty (30) days.

                                  PART II
                 INFORMATION NOT REQUIRED IN PROSPECTUS

   Item 13.  Other Expenses of Issuance and Distribution.

Item                                            Amount

SEC Registration Fee                       $    1,230.00
Accounting Fees and Expenses (Estimated)        2,500.00
Legal Fees and Expenses (Estimated)            50,000.00
Printing Costs                                  2,000.00
Blue Sky Fees (Estimated)                      10,000.00
Mailing Costs                                   1,000.00
Transfer Agents Fees and Expense                  ---
 (Not applicable)
Other (Estimated)                               8,270.00
                                               ---------
                            Total            $ 75,000.00
                                               =========
       Item 14.  Indemnification of Directors and Officers.

       Article 2.02A(16) of the Texas Business Corporation Act ("TBCA") empowers a corporation to indemnify directors, officers, employees, and agents of the corporation, and to purchase and maintain liability insurance for those persons as, and to the extent, permitted by Article 2.02-1 of the TBCA.
Under Article 2.02-1 and the Company's Bylaws, which provide for indemnification to the full extent permitted by Article 2.02-1, indemnification is provided for any present or former director, advisory director, or officer of the Company who was, is, or is threatened to be made a named defendant, respondent, or witness in any threatened, pending or completed action, suit or proceeding, by reason, in whole or in part, of such person serving or having served in such capacity.

       Under Article 2.02-1 and the Company's Bylaws such a director or officer shall be indemnified against any judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by such person in connection with any such proceeding if it is determined, as set forth below, that such person (1) conducted himself in good faith,
(2) reasonably believed, in the case of conduct in his official capacity, that his conduct was in the Company's best interests, and (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. However, if such person is found liable to the Company or is found liable on the basis that personal benefit was improperly received by him, the indemnification (1) shall be limited to reasonable expenses actually incurred by such person in connection with the proceeding, and (2) shall not be made in respect of any proceeding in which such person shall have been found liable for willful or intentional misconduct in the performance of his duty to the Company.

       Under Article 2.02-1 and the Company's Bylaws, the determination with respect to indemnification of such director or officer must be made (1) by a majority vote of a quorum consisting of directors who at the time of the vote are not named defendants or respondents in the proceeding, (2) if such a quorum cannot be obtained, by a majority vote of a committee of the Board of Directors, designated to act in the matter by a majority vote of all directors, consisting solely of two or more directors who at the time of the vote are not named defendants or respondents in the proceeding, (3) by special legal counsel selected by the Board of Directors or committee of the Board by vote as set forth in (1) or (2) of this sentence, or, if such a quorum cannot be obtained and such a committee cannot be established, by a majority vote of all directors, or, (4) by the shareholders by a vote that excludes the votes held by the directors who are named defendants or respondents in the proceeding.

       Under Article 2.02-1 and the Company's Bylaws, the Company may purchase and maintain insurance or establish and maintain another arrangement on behalf of any such director or officer against or in respect of any liabilities asserted against him and incurred by him, whether or not the Company would have the power to indemnify him against that liability under
Article 2.02-1 or the Bylaws. If the insurance or other arrangement is with a person or entity that is not regularly engaged in the business of providing insurance coverage, the insurance arrangement may provide for payment of a liability with respect to which the Company would not have the power to indemnify the person only if including coverage for the additional liability has been approved by the shareholders of the Company.

       Under the Company's Bylaws, in the event the indemnification provided by the Company's Bylaws is more restrictive than the provision of indemnification allowed by Article 2.02-1, then the person seeking indemnification shall be indemnified to the full extent permitted by
Article 2.02-1 as it may exist from time to time.

       Item 15.  Recent Sales of Unregistered Securities.

       None.

       Item 16.  Exhibits and Financial Statement Schedules.

       (a)  Exhibits:

             Item Number                   Description

             3.a.               Articles of Incorporation, as amended
             3.b.               Bylaws, as amended
             5.                 Opinion of Counsel Regarding Legality
             10.                Material Contracts
                                a.  Stock Agreement - Payne Family
                                b.  Stock Agreement - Class B Nonvoting Stock
                                c.  Stock Agreement - Class A Voting Stock
             21.                Subsidiaries of the Registrant
             23.a.              Consent of Independent Certified Public
                                   Accountants
             23.b.              Consent of Counsel (contained in Exhibit 5.)
             24.                Power of Attorney
             99.                Escrow Agreement

       (b)  Financial Statement Schedules:

             All financial statement schedules required by Registration S-X are contained in the Consolidated Financial Statements of this Report.

       Item 17.  Undertakings.

             Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.











                                   INDEX TO EXHIBITS

Exhibit
Number                  Description of Exhibit


3.a. Articles of Incorporation, as amended, filed as Exhibit 3.a. to the Company's Registration Statement on Form S-1 (Registration No. 333-4316) filed with the Commission on May 1, 1996 and incorporated herein by reference.

3.b.     Bylaws, as amended

5.       Opinion of Counsel Regarding Legality

10.a.    Stock Agreement - Payne Family, dated March 22, 1983, filed as
         Exhibit 10.a. to the Company's Registration Statement on Form S-1 (Registration No. 333-4316) filed with the Commission on May 1, 1996 and incorporated herein by reference.

10.b. Form of Stock Agreement - Class B Nonvoting Stock, filed as Exhibit 10.b. to the Company's Registration Statement on Form S-1 (Registration No. 333-4316) filed with the Commission on May 1, 1996 and incorporated herein by reference.

10.c. Form of Stock Agreement - Class A Voting Stock, filed as Exhibit 10.c. to Company's Registration Statement on Form S-1 (Registration No. 333-4316) filed with the Commission on May 1, 1996 and incorporated herein by reference.

21.     Subsidiaries of the Registrant

23.a.   Consent of Independent Certified Public Accountants

23.b.   Consent of Counsel (contained in Exhibit 5.)

24.     Power of Attorney

99.     Escrow Agreement



                                 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fort Worth, State of Texas on April 24th, 1997.

                       INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.

                       By:  /s/ LAMAR C. SMITH

                       Lamar C. Smith, Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Form S-1 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                      Title                               Date

Lamar C. Smith          Chairman of the Board and              April 24, 1997
                        Chief Executive Officer
                        Principal Executive Officer)

James N. Lanier         President, Chief Operating             April 24, 1997
                        Officer and Director

Howard M. Crump         Senior Vice President, Director        April 24, 1997
                        of Marketing and Director

William A. Dast         Director                               April 24, 1997


Martin R. Durbin        Treasurer and Chief Financial          April 24, 1997
                        Officer (Principal Finance and
                        Accounting Officer)

Hal N. Craig            Vice President, Director of            April 24, 1997
                        Management Information Systems
                        and Director

Donaldson D. Frizzell   Vice President, Director of            April 24, 1997
                        Investments and Director

Carroll H. Payne II     Director                               April 24, 1997

G. Norman Coder         Secretary and Director                 April 24, 1997


                               EXHIBIT 3.B.

As amended 12/5/96


                     INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.

                                            BYLAWS


                                      ARTICLE I-OFFICES

(a) The principal office of the corporation shall be maintained in the city of Fort Worth, Tarrant County, Texas, or its environs.

(b) The corporation may also have offices and transact business at such other places in the state of Texas or elsewhere as the Board of Directors may from time to time appoint or the business of the corporation may require.

                                      ARTICLE II-SEAL

       The corporation seal shall have inscribed thereon the name of the corporation and the word "SEAL." Said seal may be used by causing it, or a facsimile thereof to be impressed or affixed, or reproduced, or otherwise.

                        ARTICLE III-MEETING OF STOCKHOLDERS

(a) Place of Meetings: Stockholders' meetings shall be held at the principal office and place of business of the corporation in Fort Worth, Texas, or its environs, or at such other place as may be designated in the notice of such meeting and authorized by the Board of Directors.
Stockholders "entitled to vote" as hereinafter described shall be only those stockholders of Class A Voting stock.

(b) Annual Meetings: The annual meeting of the stockholders of this corporation shall be held at the principal office of the corporation in Fort Worth, Texas, on the first business day following the 5th of December of each year unless amended by notice duly given, at which time there shall be elected by the company stockholders of Class A Voting stock, members of the Board of Directors as hereinafter described in Article V, section (a), of these Bylaws, and the stockholders shall transact such other business as shall properly come before them. If the annual meeting of the stockholders be not held as herein prescribed, the election of directors may be held at any meeting hereafter called pursuant to these Bylaws.

(c) Notice of Annual Meeting: A notice setting out the time and place of such annual meeting shall be delivered personally or shall be mailed, postage prepaid, to each stockholder of record entitled to vote, and if mailed, to the stockholder's address as the same appears on the stock book of the company, or if no such address appears, at the stockholder's last known place of address, at least ten (10) days prior to the annual meeting. The company will also publish the notice of its annual meeting in the company's sales bulletin.

(d) Ajournment of Annual Meeting: If a quorum of stockholders entitled to vote be not present at the annual meeting, the stockholders present in person or by proxy may adjourn to some future time, as shall be agreed upon by them, and notice of such adjournment shall be mailed, postage prepaid, to each stockholder at least three (3) days before such adjourned meeting; but if a quorum is present, they may adjourn from day to day as they see fit, and no notice of such adjournment need be given.

(e) Special Meetings: Special meetings of the stockholders shall be held at the same place as the annual meeting as hereinbefore provided or at such other location as may be designated by the Chairman of the Board or the President. Such meeting may be called at any time by the Chairman of the Board or the President or the holders of fifty percent (50%) of the outstanding capital stock of the company entitled to vote. The Secretary shall mail or personally deliver a notice of such call to each stockholder of the company entitled to vote at least ten (10) days but not more than sixty
(60) days prior to the date of the special meeting, and such notice shall state the time and place of such meeting and the object thereof. No business shall be transacted at the special meeting except as stated in the notice sent to the stockholders, unless all such outstanding voting stock is represented at the meeting, either in person or by proxy, and all such voting stock unanimously consents in writing to transaction of other business.

(f) Quorum: A majority of the stock issued and outstanding and entitled to vote in person or by proxy, shall constitute a quorum for the transacting of business at any meeting of the stockholders.

(g) Number of Votes for Each Stockholder: Each stockholder shall be entitled to one vote for each share of Class A Voting stock standing in his own name on the books of the company, whether represented in person or by proxy.

(h) Proxies:  All proxies shall be in writing and properly signed.

(i) Order of Business: The following order of business shall be observed at all annual and special meetings of the stockholders so far as practicable:

             (1)  Calling the roll;
             (2)  Reading, correcting and approval of
                   minutes of previous meetings;
             (3)  Report of Officers;
             (4)  Report of Committees;
             (5)  Election of Directors;
             (6)  Unfinished Business.

(j) Notices: All notices herein provided for may be waived by a waiver in writing signed by a stockholder entitled to vote, and upon such waiver, meetings of stockholders may be held at such time and place as may by the stockholders be agreed upon.

                           ARTICLE IV-STOCK

(a) Certificates of Stock: Certificates of stock shall be in a form adopted by the Board of Directors and shall be signed by the President, or appropriate Vice President, and countersigned by the Secretary, with the seal of the corporation affixed thereto, certifying the number of shares of the stock of the corporation owned by the shareholders. All certificates of stock within each class, Class A Voting and Class B Nonvoting, shall be consecutively numbered. The name of the person owning the shares represented thereby, with the number of such shares and the date of issue, shall be entered on the company's books. All certificates of stock transferred by endorsements thereof shall be surrendered for cancellation and new certificates issued to the purchaser or assignee. All certificates issued shall bear an imprint upon their face to the effect that there exists as a limitation upon the transferability of the shares of stock of the corporation. No certificates shall be issued to any party unless said party shall agree with the corporation as to the limitations on transferability of such stock in accordance with the requirements of the Texas Insurance Code and the laws of such other states as may be required and as the Board of Directors may otherwise establish.

(b) Transfer of Stock: Shares of stock shall be transferred only on the books of the company by the holder thereof in person or by his attorney. Stockholders desiring to sell and transfer their stock shall immediately advise the company of their intention to do so. Any such transfer shall be subject to the restrictions described in "(a)," above.

(c) Lost or Destroyed Certificates: Issuance of certificates in lieu of certificates lost or destroyed may be made upon such regulations as may be prescribed by the Board of Directors.

                            ARTICLE V-DIRECTORS

(a) Number, Election and Term of Office: The Board of Directors shall consist of not less than three (3) nor more than twelve (12) directors. The number of directors may be increased or decreased by the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of Class A Voting stock of the corporation at any annual meeting or at any special meeting called for that purpose, provided, however, that the number of directors shall in no event be less than three (3) nor more than twelve
(12). The Board shall be divided into three (3) classes, Class I, Class II, and Class III. The number of directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of directors by three and if a fraction is also contained in such quotient, then if such fraction is one-third (1/3) the extra director shall be a member of Class III and if the fraction is two-thirds (2/3) one of the directors shall be a member of Class III and the other shall be a member of Class II. Each director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors first elected to Class I shall serve for a term ending on the annual meeting next ensuing, the directors first elected to Class II shall serve for a term ending on the second annual meeting following the meeting at which such directors were first elected, and the directors first elected to Class III shall serve a full term as hereinabove provided. The foregoing notwithstanding, each director shall serve until his successor shall have been duly elected and qualified unless he shall die, resign, become disqualified, disabled or shall otherwise be removed.

       For purposes of the preceding paragraph, reference to the first election of directors shall signify the first election of directors subsequent to the approval by the directors of this amendment to the corporation's Bylaws. At each annual election held thereafter, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed. If for any reason the number of directors in the various classes shall not conform with the formula set forth in the preceding paragraph, the Board of Directors may redesignate any director into a different class in order that the balance of directors in such classes shall conform thereto.

(b) Removal and Vacancies of Directors: Any director of the corporation may be removed from the Board, with or without cause, only by a vote of the holders of not less than eighty percent (80%) of the outstanding shares of Class A Voting stock entitled to vote thereon. Vacancies in the Board of Directors by reason of death, resignation, an increase in the number of directors, removal or other cause shall be filled by the vote of a majority of the remaining directors although less than a quorum. A director so selected by the remaining directors to fill a vacancy shall serve for the unexpired term of and in the same class as the director whose position is vacated, unless the person is selected to fill a vacancy created by an increase in the number of directors, in which event the remaining directors shall fill such vacancy consistent with the formula for classes of directors set forth in section "(a)" above.

(c) Meetings of Directors: The annual meeting of the Board of Directors shall be held immediately following the annual meeting of the stockholders. Special meetings of the Board may be called by the Chairman of the Board or President or any two (2) directors by giving seven (7) days notice to each director.

(d) Quorum:  A majority of the directors shall constitute a quorum.

(e) Notices: Notices herein provided for may be waived by a waiver in writing signed by the directors and upon such waiver meetings of the directors shall be held at the time and place as the directors may agree upon.

(f) Powers of Directors: The directors shall have the general management and control of the business and affairs of the company and shall exercise all the powers that may be exercised or performed by the corporation, under the statutes, the certificate of incorporation and the Bylaws.

(g) Amendment of this Article V: Notwithstanding the provisions of Article X of the Bylaws of this corporation with respect to amendment of the Bylaws,
Article V of the Bylaws of the corporation relating to a Classified Board, may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of Class A Voting stock.

       If and when the directors shall severally or collectively consent in writing to any action to be taken by the corporation, such action shall be valid corporate action as though it had been authorized at any annual or special meeting of the directors.

                        ARTICLE VI-EXECUTIVE COMMITTEE

(a) Number, Election and Term of Office: The directors shall, at their annual meeting, elect from among them by a majority vote of all directors, an Executive Committee consisting of not less than three (3) or more than five
(5) directors. Said Executive Committee shall have a term of office of one year.

(b) Vacancies: Vacancies for any reason in the Executive Committee shall be filled by a vote of a majority of the Board of Directors.

(c) Meetings: The Executive Committee shall meet from time to time as required for the purpose of conducting its business, upon due notice by any member thereof to the other committee members.

(d) Quorum: A majority of the Executive Committee shall constitute a quorum.

(e) Notices: Notices herein provided for may be waived by written waiver signed by a committee member, and upon such waiver meetings of the Executive Committee shall be held at the time and place as the committee may agree upon.

(f) Powers of Executive Committee: The Executive Committee of the Board of Directors shall, to the extent allowable by law, have the same authority and control of the business and affairs of the company as the Board of Directors, shall act on behalf of the entire Board between meetings thereof, and acts by the Executive Committee shall have the same force and effect as if performed by said entire Board of Directors.

       In lieu of meeting, the Executive Committee may severally or collectively act by written unanimous consent, and any such written unanimous consent shall be valid corporate action as though it had been authorized at any meeting of the Executive Committee.

                          ARTICLE VII-OFFICERS

(a) Enumeration: The offices of the corporation may consist of a Chairman of the Board, a President, Vice Presidents, a Secretary and a Treasurer and such other officers as shall from time to time be chosen and appointed by the Board of Directors.

(b) Chairman of the Board: The Board of Directors may elect a Chairman of the Board. The Chairman of the Board shall preside at all meetings of the directors and stockholders. When designated as such by the Board, the Chairman of the Board shall be the corporation's Chief Executive Officer.

(c) President: The President shall have general charge over the affairs of the corporation. When the Chairman of the Board is designated as Chief Executive Officer, the President shall be subject to the direction of the Chairman of the Board. If the Chairman is not designated as Chief Executive Officer, then the President shall be Chief Executive Officer, subject only to the direction of the Board of Directors. The President shall, in any case, be the Chief Operating Officer of the corporation.

(d) Vice President/Senior Vice President: Each Vice President shall perform such duties as may be assigned to him by the Chairman or the President. A Senior Vice President may be designated as such based upon tenure or responsibility.

(e) Secretary: The Secretary shall be ex-officio Secretary of the Board of Directors, shall give or cause to be given all required meeting notices to the stockholders, and directors, shall record all proceedings of the meetings of the stockholders and directors in a book to be kept for that purpose; and shall perform such other duties as may be assigned to him by the Board of Directors; he shall have custody of the seal of the corporation and shall affix the same to any instrument when duly authorized to do so and attest the same, and he shall be sworn to the faithful discharge of his duties. This office may be combined with the office of Treasurer.

(f) Treasurer: The Treasurer shall keep account of all monies of the company received or disbursed, and shall deposit all monies and valuables in the name and to the credit of the company in such banks and depositories as the Board of Directors shall designate. This office may be combined with any other office of the corporation.

(g) Compensation: The salary and other remuneration in any form of the Chairman of the Board shall be fixed and may be changed by the Board of Directors. The salaries and other remuneration of those officers who are members of the Executive Committee of the Board of Directors other than the Chairman of the Board shall be fixed and may be changed by the Chairman of the Board if authorized by the Board to do so or, if the Chairman is not so authorized or there is no Chairman of the Board, by the Board of Directors. The salaries and remuneration in any form of all other officers may be fixed and may be changed by the Board of Directors or its Executive Committee.

(h) Term of Office: Each of such officers shall serve for the term of one year or until their successors have been duly elected and qualified.

(i) Vacancies and Removal of Officers: In case of the death, disability, resignation or otherwise of one or more of the officers, the Board of Directors, although less than a quorum shall fill the vacancies for the unexpired term. Any officer of this corporation may be removed with or without cause by the affirmative vote of the Board of Directors at any regular or special meeting called for that purpose. A vacancy in the office Chairman or President shall be filled only by an officer who has held the positions of a Vice President and a Regional Agent.

                          ARTICLE VIII-DIVIDENDS

(a) Dividends may be declared by the Board of Directors at its discretion from surplus or net profits of the corporation.

(b) Dividends shall be payable only to the stockholders of record on the books of the company at the time fixed for such payment.

                       ARTICLE IX-INDEMNIFICATION

(a) Definitions:  For purposes of this Article IX:

       (1) References to the "Corporation" shall include any domestic or foreign predecessor entity of the Corporation in a merger, consolidation or other transaction in which the liabilities of the predecessor are transferred to the Corporation by operation of law and in any other transaction in which the Corporation assumes the liabilities of the predecessor but does not specifically exclude liabilities that are the subject matter of this Article.

       (2) "Indemnitee" means (a) any present or former director, advisory director, or officer of the Corporation, (b) any person who, while serving in any of the capacities referred to in clause (a) hereof served at the Corporation's request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (c) any person nominated or designated by (or pursuant to authority granted by) the Board of Directors or any committee thereof to serve in any of the capacities referred to in clauses (a) or (b) hereof.

       (3) "Official Capacity" means (a) when used with respect to a director, the office of director of the Corporation, and (b) when used with respect to a person other than a director, the elective or appointive office of the Corporation held by such person or the employment or agency relationship undertaken by such person at the request of or on behalf of the Corporation, but in each case does not include service for any other foreign or domestic corporation or any partnership, joint venture, sole proprietorship, trust, employee benefit plan or any other enterprise.

       (4) "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding.

(b) Indemnification: The Corporation shall indemnify an Indemnitee who was, is, or is threatened to be made a named defendant, respondent or witness in a Proceeding by reason, in whole or in part, of such person serving or having served, or having been nominated or designated to serve, in any of the capacities referred to in Subparagraph (a)(2) above, against any judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person in connection with the Proceeding if it is determined, in the manner described in Paragraph (c) below, that the person (1) conducted himself in good faith, (2) reasonably believed, in the case of conduct in his Official Capacity, that his conduct was in the Corporation's best interests, and in all other cases, that his conduct was at least not opposed to the Corporation's best interests, and (3) in the case of any criminal Proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, that if the person is found liable to the Corporation or is found liable on the basis that personal benefit was improperly received by him, the indemnification (i) shall be limited to reasonable expenses actually incurred by the person in connection with the Proceeding and (ii) shall not be made in respect of any Proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the Corporation. The termination of a Proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent is not of itself determinative that the person did not meet the requirements for indemnification set forth above. A person shall be deemed to have been found liable in respect of any claim, issue or matter only after the person shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom. Notwithstanding any other provision of this Article, the Corporation shall pay or reimburse expenses incurred by an Indemnitee in connection with his appearance as a witness or other participant in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding. Reasonable expenses shall include, without limitation, all court costs and all fees and disbursements of attorneys for the Indemnitee.

(c) Determinations: The determinations required in Paragraph (b) above that an Indemnitee has satisfied the prescribed conduct and belief standards must be made (1) by a majority vote of a quorum consisting of directors who at the time of the vote are not named defendants or respondents in the Proceeding, (2) if such a quorum cannot be obtained, by a majority vote of a committee of the Board of Directors, designated to act in the matter by a majority vote of all directors, consisting solely of two or more directors who at the time of the vote are not named defendants or respondents in the Proceeding, (3) by special legal counsel selected by the Board of Directors or a committee of the Board by vote as set forth in clause (1) or (2) of this sentence, or, if such a quorum cannot be obtained and such a committee cannot be established, by a majority vote of all directors, or (4) by the holders of Class A Voting stock in a vote that excludes the voting shares held by the directors who are named defendants or respondents in the Proceeding. The determination as to reasonableness of expenses must be made in the same manner as the determination that the person has satisfied the prescribed conduct and belief standards, except that if the determination that the person has satisfied the prescribed conduct and belief standards is made by special legal counsel, the determination as to reasonableness of expenses must be made by the Board of Directors or a committee of the Board by vote as set forth in clauses (1) and (2) of the immediately preceding sentence or, if such a quorum cannot be obtained and such a committee cannot be established, by a majority vote of all directors.

(d) Advancement of Expenses: Reasonable expenses incurred by an Indemnitee who was, is, or is threatened to be made a named defendant or respondent in a Proceeding shall be paid or reimbursed by the Corporation, in advance of the final disposition of the Proceeding and without any of the determinations specified in Paragraph (c) above, after the Corporation receives a written affirmation by the Indemnitee of his good faith belief that he has met the standard of conduct necessary for indemnification under Paragraph (b) above and a written undertaking by or on behalf of such director to repay the amount paid or reimbursed if it is ultimately determined that he has not met those requirements. The written undertaking described in the immediately preceding sentence to repay the amount paid or reimbursed to him by the Corporation must be an unlimited general obligation of the Indemnitee but need not be secured, and it may be accepted without reference to financial ability to make repayment.

(e) Insurance and Other Indemnification: The Corporation may purchase and maintain insurance or establish and maintain another arrangement on behalf of any Indemnity against or in respect of any liability asserted against him and incurred by him, both as to action in his Official Capacity and as to action in any other capacity, whether or not the Corporation would have the power to indemnify him against that liability under those Bylaws or by statute. If the insurance or other arrangement is with a person or entity that is not regularly engaged in the business of providing insurance coverage, the insurance or arrangement may provide for payment of a liability with respect to which the Corporation would not have the power to indemnify the person only if including coverage for the additional liability has been approved by the holders of the Class A Voting stock of the Corporation. Without limiting the power of the Corporation to purchase, procure, establish or maintain any kind of insurance or other arrangement, the Corporation may, for the benefit of Indemnitees, (1) create a trust fund; (2) establish any form of self-insurance; (3) secure its indemnity obligation by grant of a security interest or other lien on the assets of the Corporation; or (4) establish a letter of credit, guaranty or surety arrangement. The insurance or other arrangement may be purchased, procured, maintained or established within the corporation or with any insurer or other person deemed appropriate by the Board of Directors regardless of whether all or part of the stock or other securities of the insurer or other person are owned in whole or part by the Corporation. In the absence of fraud, the judgment of the Board of Directors as to the terms and conditions of the insurance or other arrangement and the identity of the insurer or other person participating in an arrangement shall be conclusive, and the insurance or arrangement shall not be voidable and shall not subject the directors approving the insurance or arrangement to liability, on any ground, regardless of whether directors participating in the approval are beneficiaries of the insurance or arrangement.

(f) Report to Shareholders: Any indemnification of or advancement of expenses to an Indemnitee in accordance with this Article or the provisions of any statute shall be reported in writing to the shareholders with or before the notice or waiver of notice of the next shareholders' meeting or with or before the next submission to shareholders of a consent to action without a meeting and, in any case, within the 12-month period immediately following the date of the indemnification or advance.

(g) Entitlement: The indemnification provided by this Article shall (1) not be deemed exclusive of, or to preclude, any other rights to which those seeking indemnification may at any time be entitled under the Corporation's Articles of Incorporation, any law, agreement or vote of shareholders or disinterested directors, or otherwise, (2) continue as to a person who has ceased to be in the capacity by reason of which he was an Indemnitee with respect to matters arising during the period he was in such capacity, and (3) inure to the benefit of the heirs, executors and administrators of such a person.

(h) Employee Benefit Plans: The Corporation is deemed to have requested an Indemnitee to serve an employee benefit plan whenever the performance by him of his duties to the Corporation also imposes duties on or otherwise involves services by him to the plan or participants or beneficiaries of the plan. Excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law are deemed fines. Action taken or omitted to be taken by an Indemnitee with respect to an employee benefit plan in the performance of his duties for a purpose reasonably believed by him to be in the best interest of the participants and beneficiaries of the plan is deemed to be for a purpose which is not opposed to the best interests of the Corporation.

(i) Severability: The provisions of this Article are intended to comply with Articles 2.02A(16) and 2.02-1 of the Texas Business Corporation Act. To the extent that any provision of this Article authorizes or requires indemnification or the advancement of expenses contrary to such statutes or the Articles of Incorporation, the Corporation's power to indemnify or advance expenses under such provision shall be limited to that permitted by such statutes and the Articles of Incorporation and any limitation required by such statutes or the Articles of Incorporation shall not affect the validity of any other provision of this Article.

(j) Effect of Amendment: No amendment, modification or repeal of this Article or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitees to be indemnified by the Corporation, nor the obligation of the Corporation to indemnify any such Indemnitees, under and in accordance with the provisions of this Article as in effect immediately prior to such amendment, modification or repeal with respect to claims rising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(k) Statutory Changes:  In the event the indemnification provided by this
Article is more restrictive than the provisions of indemnification allowed by
Article 2.02-1 of the Texas Business Corporation Act, and those persons seeking indemnification shall be indemnified to the full extent permitted by
Article 2.02-1 of the Texas Business Corporation Act as it may exist from time to time.

                            ARTICLE X-AMENDMENTS

       Other than as otherwise specifically provided herein, any of the Bylaws of this corporation may be altered, changed or amended by a majority of the Directors or of the shares of the company entitled to vote at any annual or special meeting properly and legally called for that purpose.

                           ARTICLE XI-VOTING RIGHTS

       Only Class A Voting common shares shall be entitled to vote except on matters on which all shareholders are entitled to vote under the Texas Business Corporation Act.


                               EXHIBIT 5.

                 OPINION OF COUNSEL REGARDING LEGALITY

                            (817) 878-6307
                            April 24, 1997


Independent Research Agency for Life Insurance, Inc.
4100 South Hulen Street
Fort Worth, Texas  76109

Gentlemen:

          We have acted as counsel to Independent Research Agency for Life Insurance, Inc., a Texas corporation (the "Company"), in connection with the proposed offering of 150,000 shares of Class B Nonvoting Common Stock, $.02 par value (the "Common Stock") to agents of the Company pursuant to a Form S-1 Registration Statement (the "Registration Statement").

          In our capacity as counsel to the Company, we have examined and relied upon the Company's Articles of Incorporation and Bylaws, and the records of corporate proceedings, including the records with respect to the approval of the proposed registration and the sale of the shares of Common Stock thereunder, and have made such other investigations as we have deemed necessary and prudent for the purposes of the opinions expressed herein.

          Based on the foregoing, we are of the opinion that the shares of Common Stock offered for sale by the Company under the Registration Statement have been duly authorized and reserved for issuance and when (a) the Registration Statement shall have become effective, and (b) the shares of Common Stock have been paid for in accordance with the terms and conditions set forth in the Registration Statement, then, upon their delivery, such shares will be validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the aforesaid Registration
Statement and to the use of our name in the Prospectus constituting a part thereof.

                                       Respectfully submitted,

                                      /s/ Law, Snakard & Gambill, P.C.

                                       LAW, SNAKARD & GAMBILL, P.C.





        INDEPENDENT RESEARCH AGENCY FOR LIFE INSURANCE, INC.

                            EXHIBIT 21
                   SUBSIDIARIES OF THE REGISTRANT

                                                                    % Owned


United Services Planning Association, Inc. (Texas)                    100%
Independent Research Agency for Life Insurance, Inc. (Hawaii)         100%
Independent Research Agency for Life Insurance, Inc. (Wyoming)        100%
Independent Research Agency for Life Insurance, Inc. (Montana)        100%
Independent Research Agency for Life Insurance, Inc. (New York)       100%
Independent Research Agency for Life Insurance, Inc. (Nevada)         100%
Independent Research Agency for Life Insurance, Inc. (Alabama)        100%
First Command Bank                                                    100%





                                EXHIBIT 23.a.

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Independent Research Agency for Life Insurance, Inc.
   and Subsidiaries
Fort Worth, Texas

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated November 15, 1996 (Except Note 11, as to which the date is December 2, 1996), relating to the consolidated financial statements of Independent Research Agency for Life Insurance, Inc. and Subsidiaries, and to the reference to our Firm under the caption "Experts" in the Prospectus.




/s/ Brantley, Frazier, Rogers & Company, P.C.

BRANTLEY, FRAZIER, ROGERS & COMPANY, P.C.
Fort Worth, Texas
April 24, 1997







                              EXHIBIT 23.b.
                            CONSENT OF COUNSEL
                         (contained in Exhibit 5)




                                EXHIBIT 24.

                             POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned Directors of Independent Research Agency for Life Insurance, Inc. (the "Company") hereby constitutes and appoints Lamar C. Smith, James N. Lanier and G. Norman Coder, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-1 and any and all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and with state securities commissions for the purpose of registering, under the Securities Act of 1933 and applicable state securities acts, shares of the Company's Class B Nonvoting Common Stock, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned have executed this Power of Attorney to be effective this 24th day of April, 1997.

         Signature                              Title

/s/ Lamar C. Smith
_______________________________           Chairman of the Board and Chief
Lamar C. Smith                            Executive Officer (Principal
                                          Executive Officer)
/s/ James N. Lanier
_______________________________           President, Chief Operating
James N. Lanier                           Officer and Director

/s/ Howard M. Crump
_______________________________           Senior Vice President, Director
Howard M. Crump                           of Marketing and Director

/s/ William A. Dast
_______________________________           Director
William A. Dast

/s/ Martin R. Durbin
_______________________________           Treasurer and Chief Financial
Martin R. Durbin                          Officer (Principal Finance and
                                          Accounting Officer)
/s/ Hal S. Craig
_______________________________           Vice President, Director of
Hal N. Craig                              Management Information Systems
                                          and Director

/s/ Donaldson D. Frizzell
_______________________________           Vice President, Director of
    Donaldson D. Frizzell                 Investments and Director

/s/ Carroll H. Payne II
_______________________________           Director
    Carroll H. Payne II

/s/ G. Norman Coder
_______________________________           Secretary and Director

G. Norman Coder


                             EXHIBIT 99
                          ESCROW AGREEMENT

     This Agreement is made and entered into as of April 9, 1997 by and among Central Bank & Trust (the "Escrow Agent"), and Independent Research Agency for Life Insurance, Inc. (the "Company").

                              RECITALS

     The Company proposes to offer for sale to its agents ("Subscribers") up to 150,000 shares of Class B Nonvoting Common Stock (the "Securities") at a price of $27.04 per share (the "Proceeds").

     The Company desires to establish an escrow account in which funds received from Subscribers will be deposited pending completion of the escrow period. Central Bank & Trust agrees to serve as Escrow Agent in accordance with the terms and conditions set forth herein.

                                   AGREEMENT

     Now, therefore, in consideration of the foregoing, it is hereby agreed as follows:

     1. Establishment of Escrow Account. On or prior to the date of the commencement of the offering, the Company shall establish an interest-bearing escrow account with the Escrow Agent, which escrow account shall be entitled "IRA Stock Subscription Account" (the "Escrow Account"). The Company will instruct Subscribers to make checks for subscriptions payable to the order of the Escrow Account. Any checks received that are made payable to a party other than the Escrow Account shall be returned to the Subscriber who submitted the check.

     2. Escrow Period. The Escrow Period shall begin with the commencement of the offering and shall terminate upon August 31, 1997, unless extended by the Company for up to an additional thirty (30) days.

     During the Escrow Period, the Company is aware and understands it is not entitled to any funds received into escrow and no amounts deposited in the Escrow Account shall become the property of the Company or any other entity, or be subject to the debts of the Company or any other entity, until disbursement from the Escrow Account by the Escrow Agent as provided below.

     3. Disbursements from the Escrow Account. In the event the Escrow Agent does not receive deposits totaling $1,000.00 (the "Minimum") prior to the termination of the Escrow Period, the Escrow Agent shall refund to each Subscriber the amount received from the Subscriber, without deduction, penalty, or expense to the Subscriber, and the Escrow Agent shall notify the Company of its distribution of the funds. The purchase money returned to each Subscriber shall be free and clear of any and all claims of the Company or any of its creditors.

     In the event the Escrow Agent does receive the Minimum, the Escrow Amount will not be released to the Company until such amount is received by the Escrow Agent in collected funds. For purposes of this Agreement, the term "collected funds" shall mean all funds received by the Escrow Agent which have cleared normal banking channels and are in the form of cash. All interest earned on the Escrow amount shall be disbursed to the Company.

     4. Collection Procedure. The Escrow Agent is hereby authorized to forward each check for collection and, upon collection of the proceeds of each check, deposit the collected proceeds in the Escrow Account. As an alternative, the Escrow Agent may telephone the bank on which the check is drawn to confirm that the check has been paid.

     Any check returned unpaid to the Escrow Agent shall be returned to the Subscriber who submitted the check. In such cases, the Escrow Agent will promptly notify the Company of such return. Any check received by the Escrow Agent from a Subscriber after the Escrow Period ends shall be delivered, uncashed, to the Company, unless the Company instructs otherwise.

     If the Company rejects any subscription for which the Escrow Agent has already collected funds, the Escrow Agent shall promptly issue a refund check to the rejected Subscriber. If the Company rejects any subscription for which the Escrow Agent has not yet collected funds but has submitted the Subscriber's check for collection, the Escrow Agent shall promptly issue a check in the amount of the Subscriber's check to the rejected Subscriber after the Escrow Agent has cleared such funds. If the Escrow Agent has not yet submitted a rejected Subscriber's check for collection, the Escrow Agent shall promptly remit the Subscriber's check directly to the Subscriber.

     5. Investment of Escrow Amount. The Escrow Agent may invest the Escrow Amount only in such accounts or investments as the Company may specify by written notice. The Company may only specify investment in (1) bank accounts,
(2) bank money-market accounts, (3) short-term certificates of deposit issued by a bank, or (4) short-term securities issued or guaranteed by the U.S. Government.

     6. Compensation of Escrow Agent. If it is necessary for the Escrow Agent to return funds to the Purchasers of the Securities, the Company shall pay to the Escrow Agent an additional amount sufficient to reimburse it for its actual cost in disbursing such funds. However, no such reimbursement for costs and expenses, indemnification for any damages incurred by the Escrow Agent, or any monies whatsoever shall be paid out of or chargeable to the Escrow Agent for the maintenance of this account.

     AGREED, this 9th day of April, 1997.

                                               Independent Research Agency
Central Bank & Trust                           for Life Insurance, Inc.

By /s/  Tom J. Pittman                         By /s/ G. Norman Coder
Title:  Senior Vice President                  Title:  Secretary



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